UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Playa Hotels & Resorts N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

[●], 2021

Dear Playa Hotels & Resorts N.V. Shareholders:

You are cordially invited to attend the annual general meeting of shareholders (the “AGM”) of Playa Hotels & Resorts N.V. (“Playa” or the “Company”), which will be held on Thursday, May 13, 2021, at 11:00 a.m. Central European Summer Time (CEST), at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

During the AGM, shareholders will be asked to vote on the appointment of directors; the adoption of the Dutch Statutory Annual Accounts for fiscal year 2020; the ratification of the selection of Deloitte & Touche LLP as Playa’s independent registered accounting firm for fiscal year 2021; the instruction to Deloitte Accountants B.V. for the audit of Playa’s Dutch Statutory Annual Accounts for fiscal year 2021; an advisory vote to approve the compensation of our named executive officers; the discharge from liability for Playa’s directors with respect to the performance of their duties in 2020; the authorization of the Board of Directors to acquire shares (and depository receipts for shares) in the Company’s capital; the delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights; and an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (each a “Proposal” and together the “Proposals”).

The enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement contain details regarding each of the Proposals, the AGM and other matters. We encourage you to review these materials carefully.

Thank you for your continued support of Playa. We look forward to seeing you on May 13, 2021.

Very truly yours,

Bruce D. Wardinski

Chairman and Chief Executive Officer

Playa Hotels & Resorts N.V.

The accompanying proxy statement is dated [●] and is first being mailed to the shareholders of Playa on or about [●].

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 13, 2021

The Board of Directors of Playa Hotels & Resorts N.V. (“Playa” or the “Company”) is pleased to convene the Company’s annual general meeting of shareholders (the “AGM”), which will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands on May 13, 2021 at 11:00 a.m. Central European Summer Time (“CEST”), for the following purposes:

1.	Opening

2.	Appointment of directors (voting items)

3.	Discussion of our Dutch Statutory Annual Report for the fiscal year ended December 31, 2020 (the “Annual Report”) (discussion item)

4.	Adoption of our Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2020 (the “Annual Accounts”) (voting item)

5.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (voting item)

6.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021 (voting item)

7.	A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (voting item)

8.	Discussion of our dividend and reservation policy (discussion item)

9.	Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2020 (voting item)

10.	Authorization of the Board of Directors to acquire shares (and depository receipts for shares) in the capital of the Company (voting item)

11.	a.	Delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital (voting item)

	b.	Delegation to the Board of Directors of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued shared capital (voting item)

12.	A non-binding, advisory vote to consider the frequency of the shareholders’ non-binding, advisory vote on the compensation of the Company’s named executive officers (voting item)

13.	Closing

No business will be voted on at the AGM except for the items which are indicated above as being “voting items.” Those voting items have been proposed to the AGM by our Board of Directors.

Please refer to the accompanying proxy statement for further information with respect to the aforementioned voting items. The record date under Dutch law (registratiedatum) for the AGM is April 15, 2021 (the “Record Date”). The Board of Directors has determined that the Company’s shareholders’ register and the register maintained for shares in the Company’s capital by the Company’s U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the AGM. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to shares in the Company’s capital on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the AGM and, if relevant, vote at the AGM in person or by proxy. Unless the context requires otherwise, references in this convening notice and in the accompanying proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.

Shareholders who wish to attend and, if relevant, vote at the AGM must notify the Company in writing of their identity and intention to attend the AGM no later than 5:59 a.m. CEST on May 12, 2021 (the “Cut-Off Time”), such notice is to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida 33323 to the attention of the Company’s Secretary. In addition, proper identification, such as a driver’s license or passport, must be presented at the AGM.

Please note that, due to the global outbreak of COVID-19 and the related health and safety guidelines imposed by the Dutch government, we urge shareholders to vote by proxy, as described below. If you do decide to attend in person, we may be required to implement additional security measures in order to safeguard the orderly proceedings at the meeting. Although we are planning to hold the AGM in person, we are planning for the possibility that the AGM may be held solely by means of remote communication in a virtual format if required due to health and safety guidelines. If we take this step, we will announce the decision to do so as soon as practicable in advance of the AGM on our website, www.playaresorts.com, and by issuing a press release.

Copies of the Annual Accounts and our Annual Report will be available for inspection by shareholders at our registered offices in the Netherlands, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands. Such copies will be available for inspection from the date of this notice until the close of our AGM. The proxy materials, including the aforementioned copies, will be posted on www.proxyvote.com and on the Company’s website, www.playaresorts.com.

Attendance at the AGM is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. CEST and the AGM will begin at 11:00 a.m. CEST on May 13, 2021. Each shareholder desiring to attend MUST bring proof of share ownership as of the Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your plan to attend as described above. Failure to comply with these requirements may preclude you from being admitted to the AGM.

It is important that your shares be represented at the AGM regardless of whether you plan to attend in person. If you do not expect to attend the AGM in person, you may vote your shares after the Record Date but no later than the Cut-Off Time by (i) voting online at www.proxyvote.com, (ii) voting by telephone by following the “Vote by Phone” instructions on the proxy card, or (iii) marking, signing, dating and returning the accompanying proxy card accordingly for all of the shares you may vote. If you will be present at the AGM in person and have also provided a proxy or voted online or by telephone, you may revoke your proxy prior to the Cut-Off Time and vote in person at the AGM.

If you wish to vote the shares you beneficially own through a bank, broker, trust company or other nominee in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares.

By Order of the Board of Directors,

Bruce D. Wardinski

Chairman and Chief Executive Officer

[●], 2021

HIGHLIGHTS	1
ABOUT THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS	2
OUR COMPANY	8
MATTERS TO BE VOTED UPON	9
Item 1. Appointment of Directors	9
Item 2. Adoption of Annual Accounts	14
Item 3. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	15
Item 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021	16
Item 5. Advisory vote to approve the compensation of the Company’s Named Executive Officers	17
Item 6. Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2020	18
Item 7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company	19
Item 8(a) Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital	20
Item 8(b) Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital	21
Item 9. A non-binding, advisory vote to consider the frequency of the shareholders’ non-binding, advisory vote on the compensation of the Company’s named executive officers	22
AUDIT COMMITTEE MATTERS	23
Policy for Pre-Approval of Audit and Permitted Non-Audit Services	23
Auditor Fees and Services	23
Audit Committee Report	24
CORPORATE GOVERNANCE AND BOARD MATTERS	25
Corporate Governance Profile	25
Our Board	25
Director Independence	25
Board Committees	29
Code of Business Conduct and Ethics	32
Stock Ownership Guidelines	33
Hedging and Pledging of Company Securities	33
Risk Oversight	34
Social and Environmental Commitment	34
DIRECTOR COMPENSATION	35
EXECUTIVE OFFICERS	36
SIGNIFICANT EMPLOYEES	38
COMPENSATION DISCUSSION AND ANALYSIS	39
Our Named Executive Officers	39
Compensation Philosophy and Objectives	39
Elements of NEO Compensation	42
Compensation Process	43
2020 Compensation Decisions	45
2021 Compensation Outlook	48
Compensation Committee Report	49
EXECUTIVE COMPENSATION TABLES	50
Summary Compensation Table	50
Grants of Plan Based Awards Table	51
Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table	52

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

PROXY STATEMENT

PROXY STATEMENT OVERVIEW

The Board of Directors (the “Board”) of Playa Hotels & Resorts N.V. (“Playa” or the “Company”) is soliciting proxies for the Company’s annual general meeting of shareholders (the “AGM”), which will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands on May 13, 2021 at 11:00 a.m. Central European Summer Time. At the AGM, shareholders will be asked to vote on the matters outlined in the Notice of the Annual General Meeting of Shareholders. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about [●], 2021.

2020 STRATEGIC AND OPERATIONAL HIGHLIGHTS

The coronavirus (COVID-19) pandemic presented unprecedented challenges in 2020, as the effects of the pandemic and related governmental responses had a significant adverse impact on the global economy, the travel and hospitality industries and our business starting in the first quarter of 2020.

In the very early stages of the crisis in March of 2020, Playa’s executive leadership team, with the support of the Board, quickly identified three principal goals in response to the pandemic, developed strategies for achieving these goals and mobilized all employees to execute on these strategies:

•	To protect Playa’s guests and associates;

•	To guarantee Playa’s financial survival by addressing the unique liquidity challenges of the pandemic; and

•	To position Playa to capitalize on opportunities as the pandemic subsides.

While we remain in the midst of the global pandemic, our immediate and decisive efforts to respond to the pandemic have already resulted in us executing on measures to achieve these goals, including:

•

creating and successfully implementing Playa’s SafeStayTM initiative, which has been heralded by our guests, media and industry peers as one of the most robust guest safety programs implemented in the hospitality sector;

•

assisting our associates, including furloughed employees, with support programs, including distribution of perishable goods and coordination of a relief fund funded by Playa associates and private donors;

•

executing the successful temporary closures of twenty-three (23) of our resorts in late March 2020, notwithstanding the enormous operational challenges of doing so in the midst of a global pandemic, including coordinating and managing employee matters, security, supply contracting and inventory management;

•	managing Playa’s liquidity and balance sheet by raising $224.0 million of additional capital in the form of $204.0 million of additional debt financing and $20.0 million of equity financing;

•

amending our revolving credit facility to replace the total net leverage ratio requirement of the financial covenant with a minimum liquidity test until September 30, 2021 and modify the financial covenants for subsequent test dates;

•

significantly reducing the variable cost components of our resort-level operating expenses, including resort franchise and related fees, management fees, marketing expenditures and expenses related to our resort employees due to the temporary suspension of operations of all of our resorts during the second quarter of 2020;

•

adopting temporary voluntary senior executive salary reductions while the majority of our resorts were closed, imposing temporary compensation cuts throughout our corporate workforce, reducing the size of our Board of Directors, and canceling all nonessential travel and spending;

•	deferring all of our non-critical capital expenditures planned for 2020;

•	reducing average monthly cash spending by approximately 50% during the second and third quarters of 2020; and

•	selling two Jamaican resorts in May 2020 for a total cash consideration of $60.0 million.

By decisively executing on the above priorities, we believe management has successfully positioned Playa not only to survive, but to capitalize on growth opportunities we expect to emerge as the pandemic subsides.

Our philosophy at Playa has always been and continues to be “We take care of our employees, and in turn, they take care of our guests.” This commitment is at our core and, even in the hardest days of this pandemic, has never wavered. Playa teams remained in constant contact with furloughed employees, providing resources and aiding those experiencing extraordinary difficulties, including a coordinated distribution of perishable food items to our thousands of associates in need of basic items and nourishment, and the creation of a relief fund completely funded by Playa associates and outside private donors. Playa was recognized in 2020 as a Great Place to WorkTM certified company based on a rigorous multi-step independent analysis including anonymous surveys and culture briefs.

As of December 31, 2020, all but one our resorts had reopened and we had called back to work many of our previously-furloughed employees. We also reinstated all executive officer, senior management and salaried employees to their full salaries by July 6, 2020 (except for the Chairman and CEO’s salary, which was reinstated on January 1, 2021). Thus far in 2021, our executive leadership team has continued to take measures to improve our liquidity position and capitalize on new opportunities, which include:

•	raising $138.0 million, net of underwriting discounts, of additional capital through an underwritten public equity offering;

•

paying down the outstanding balance under our revolving credit facility and also amending and extending our existing facility, further extending the covenant waiver period were we to draw the credit line over 35%; and

•	selling one of our resorts in Mexico for a total cash consideration of $34.5 million.

While the hospitality industry will continue to operate in an unprecedented era of change, our experienced and engaged leadership team remains focused on adapting to the evolving circumstances and positioning Playa to remain an industry-leader in luxury all-inclusive resorts in Mexico and the Caribbean.

ABOUT THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS

WHY HAVE I RECEIVED THESE MATERIALS?

You are receiving this proxy statement because you were a shareholder or beneficial owner of shares of Playa Hotels & Resorts N.V. (“Playa” or the “Company”) on the Record Date (as defined below) for Playa’s 2021 annual general meeting of shareholders (the “AGM”). These materials are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Playa (the “Board”) for use at our AGM. This proxy statement and the accompanying proxy card are first being made available to you on or about [●].

WHEN AND WHERE WILL THE AGM BE HELD?

The AGM will be held at the Company’s offices, located at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands, on May 13, 2021 at 11:00 a.m. Central European Summer Time (“CEST”) for the purpose of discussing and, where relevant, voting on the agenda items described in this proxy statement.

WHICH NON-VOTING ITEMS WILL BE DISCUSSED?

The following agenda items will be discussed at the AGM, but will not be voted on:

1.	Implementation of our compensation policy for the Board, which has been outlined in our Dutch Statutory Annual Report for the fiscal year ended December 31, 2020;

2.	Our Dutch Statutory Annual Report for the fiscal year ended December 31, 2020, which has been made available for inspection in accordance with applicable law; and

3.

Our dividend and reservation policy, which is not to distribute any profits in the near future and to add any such profits to the Company’s reserves for general corporate purposes, such as funding the development and expansion of the Company’s business, making future investments, financing capital expenditures and enhancing the Company’s liquidity position. If and when the Company does intend to distribute a dividend, such dividend may be distributed in the form of cash only or shares only, through a combination of the foregoing (cash and shares) or through a choice dividend (cash or shares), in each case subject to applicable law.

WHAT AM I VOTING ON?

You will be voting on the following matters proposed by the Board (each a “Proposal” and collectively, the “Proposals”):

1.	Appointment of directors;

2.	Adoption of the Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2020 (the “Annual Accounts”);

3.	Ratification of the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

4.	Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021;

5.	A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”);

6.	Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2020;

7.	Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company;

8.	a.	Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital;

	b.	Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital (together with the share issuance authorization referred to as Proposal 8(a), the “Issuance Authorizations”); and

9.	A non-binding, advisory vote to consider the frequency of the shareholders’ non-binding, advisory vote on the compensation of the Company’s named executive officers (“Say-on-Frequency”).

WHAT VOTE IS REQUIRED TO ADOPT EACH OF THE PROPOSALS?

Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed at the AGM from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the AGM, unless the nomination is overruled at the AGM by a resolution against the appointment of the candidate adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Board.

Other than for the appointment of directors and the Say-on-Frequency Proposal, each Proposal requires the affirmative vote of a simple majority of the valid votes cast at the AGM, provided that the Issuance Authorizations each require the affirmative vote of a two thirds majority of the valid votes cast at the AGM if less than half of the Company’s issued share capital is represented at the meeting. The Say-on-Frequency Proposal requires a plurality of the votes cast. A quorum of at least one-third of the issued and outstanding share capital is separately required for the adoption of each Proposal. If a quorum of at least one-third of the issued and outstanding share capital is not represented in person or by proxy with respect to any Proposal, such Proposal cannot be validly adopted at the AGM. References to shares being “outstanding” are to shares that form part of the Company’s issued share capital which are not held by the Company itself or by a subsidiary of the Company.

Dutch law and the Company’s Articles of Association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the AGM but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

HOW DOES THE BOARD RECOMMEND THAT I VOTE?

The Board unanimously recommends that our shareholders vote “FOR” the appointment of each director; “FOR” adoption of the Annual Accounts; “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2021; “FOR” instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021; “FOR” the advisory vote to approve the compensation of the Company’s named executive officers; “FOR” the discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2020; “FOR” authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company; “FOR” delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital; “FOR” delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital and “EVERY YEAR” as the frequency with which shareholders will provide an advisory vote on the compensation of the Company’s named executive officers.

WHO IS ENTITLED TO VOTE AND HOW MANY VOTES DO THEY HAVE?

Dutch law provides that the record date for the AGM must be 28 days prior to the date of the AGM; thus, the record date is April 15, 2021 (the “Record Date”). The Board has determined that the Company’s shareholders’ register and the register maintained for shares in the Company’s capital by the Company’s U.S. transfer agent are the relevant registers for determining who is entitled to attend and, if relevant, vote at the AGM. Those who are shareholders of the Company on the Record Date, or who otherwise have meeting rights under Dutch law with respect to shares in the Company’s capital on the Record Date, provided in each case that they are registered as such in either of the above-mentioned registers, may attend the AGM and, if relevant, vote at the AGM in person or by proxy. Unless the context requires otherwise, references in this proxy statement to “shareholders” refer to the shareholders and others with meeting rights under Dutch law on the Record Date as referred to in the immediately preceding sentence.

As of the close of business on [●] (the last practicable date prior to the Record Date and the mailing of the proxy statement), there were [●] ordinary shares, €0.10 par value of the Company (“Ordinary Shares” or “Playa shares”) outstanding and entitled to vote. Each Playa share carries the right to cast one vote on each Proposal. Shareholders do not have cumulative voting rights.

HOW DO I VOTE BEFORE THE AGM?

If you are a registered shareholder, meaning that you hold your shares through an account with our transfer agent, Computershare, you can vote by mail, by completing, signing and returning the accompanying proxy card or you may vote online at www.proxyvote.com or by telephone by following the “Vote by Phone” instructions on the proxy card.

If you are a beneficial owner of Playa shares and hold your shares through a bank, broker, trust company or other nominee (“street name”), the relevant institution will send you instructions describing the procedure for instructing the relevant institution as to how to vote the Playa shares you beneficially own. If you wish to vote the Playa shares you beneficially own directly either in person at the AGM or by proxy, you must first obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Playa shares.

Given the time of the meeting in the Netherlands, in order for your mailed, telephonic or online vote to be counted, it must be received on or before 5:59 a.m. CEST on May 12, 2021 (the “Cut-Off Time”). The official electronic voting results will be those reported by our vote tabulator, Broadridge, in its final report to be provided promptly following the Cut-Off Time. Proxies delivered or votes received online or by telephone after the Cut-Off Time will be disregarded.

MAY I VOTE AT THE AGM?

You may vote your shares at the AGM if you attend in person. Even if you plan to attend the AGM, we encourage you to vote your shares by proxy, by telephone or online.

Please note that, due to the global outbreak of COVID-19 and the related health and safety guidelines imposed by the Dutch government, we urge shareholders to vote by proxy, as described below. If you do decide to attend in person, we may be required to implement additional security measures in order to safeguard the orderly proceedings at the meeting. Although we are planning to hold the AGM in person, we are planning for the possibility that the AGM may be held solely by means of remote communication in a virtual format if required due to health and safety guidelines. If we take this step, we will announce the decision to do so as soon as practicable in advance of the AGM on our website, www.playaresorts.com, and by issuing a press release.

IF YOU PLAN TO ATTEND IN PERSON:

Attendance at the AGM is limited to shareholders, Company management and Company advisors. Registration will begin at 10:00 a.m. CEST and the AGM will begin at 11:00 a.m. CEST on May 13, 2021. Each shareholder desiring to attend the AGM in person MUST bring proof of share ownership as of the

Record Date along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company by the Cut-Off Time to indicate your identity and your plan to attend. Such registration must be made to the Company in writing (such notice to be sent to the Company’s office at 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida 33323 to the attention of the Company’s Secretary) prior to the Cut-Off Time. Failure to comply with these requirements may preclude you from being admitted to the AGM.

CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote at any time before the Cut-Off Time. You may revoke your proxy prior to the Cut-Off Time (1) by submitting a properly signed proxy card with a later date, or (2) by voting in person at the AGM.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxies that are signed and returned prior to the Cut-Off Time but do not contain instructions will be voted “FOR” each director, “EVERY YEAR” with respect to the Say-on-Frequency Proposal and “FOR” each of the other Proposals.

WHAT HAPPENS IF I FAIL TO VOTE OR ABSTAIN FROM VOTING?

If you do not exercise your vote because you do not submit a properly executed proxy card to the Company, and do not vote online or by telephone, in accordance with the instructions contained in this proxy statement in a timely fashion or by failing to attend the AGM to vote in person or fail to instruct your broker, bank, trust company or other nominee how to vote on a non-routine matter (a “failure to vote”), it will have no effect on a Proposal. If you mark your proxy or voting instructions expressly to abstain or to cast a “blank vote” for any Proposal, it will also have no effect on such Proposal. If you do not give instructions to your broker, bank, trust company or other nominee, such broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares in its discretion on routine matters and may give or authorize the giving of a proxy to vote the Playa shares in its discretion on such matters. For the avoidance of doubt, if a shareholder returns a properly executed proxy card in a timely fashion without indicating how to vote on one or more of the Proposals (and without indicating expressly to abstain or to cast a “blank vote”), the Playa shares represented by such proxy will count for the purposes of determining the presence of a quorum with respect to such Proposal(s), will be voted in favor of each such Proposal in accordance with the recommendation of the Board, and it will not be considered a failure to vote.

IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

If you hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. Each of the Proposals is considered a non-routine matter. You should therefore instruct your broker, bank, trust company or other nominee as to how to vote your Playa shares, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy with respect to a Proposal (because it is non-routine), this will be considered to be a “broker non-vote” and your shares will not be counted for purposes of determining the presence of a quorum with respect to that Proposal.

Beneficial owners of Playa shares held through a broker, bank, trust company or other nominee may not vote the underlying shares at the AGM, unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your Playa shares.

WHAT HAPPENS IF I TRANSFER MY PLAYA SHARES BEFORE THE AGM?

The Record Date for the AGM is earlier than the date of the AGM. If you transfer your Playa shares after the Record Date, you will retain your right to attend and vote at the AGM.

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and we may, upon request, reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our shares. The solicitation of proxies by the Board will be conducted by mail and also through the Internet. In addition, certain members of the Board, as well as our officers and regular employees may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication.

OUR COMPANY

We are a leading owner, operator, manager and developer of all-inclusive resorts in prime beachfront locations in popular vacation destinations in Mexico and the Caribbean. As of December 31, 2020, we owned and/or managed a total portfolio consisting of 21 resorts (8,172 rooms) located in Mexico, the Dominican Republic and Jamaica. We believe that the resorts we own and manage are among the finest all-inclusive resorts in the markets they serve. All of our resorts offer guests luxury accommodations, noteworthy architecture, extensive on-site activities and multiple food and beverage options. In Mexico, Playa owns and manages Hyatt Zilara Cancún, Hyatt Ziva Cancún, Panama Jack Resorts Cancún, Panama Jack Resorts Playa del Carmen, Hilton Playa del Carmen All-Inclusive Resort, Hyatt Ziva Puerto Vallarta, Hyatt Ziva Los Cabos and Capri Resort. In Jamaica, Playa owns and manages Hyatt Zilara Rose Hall, Hyatt Ziva Rose Hall, Hilton Rose Hall Resort & Spa, Jewel Grande Montego Bay Resort & Spa and Jewel Paradise Cove Beach Resort & Spa. In the Dominican Republic, Playa owns and manages the Hilton La Romana All-Inclusive Family Resort, the Hilton La Romana All-Inclusive Adult Resort, Hyatt Zilara Cap Cana and Hyatt Ziva Cap Cana. Playa also owns three resorts in Mexico and the Dominican Republic that are managed by a third-party and Playa manages the Sanctuary Cap Cana in the Dominican Republic. As of December 31, 2020, we directly and indirectly employed approximately 8,000 employees worldwide at our corporate offices and on-site at our resorts.

MATTERS TO BE VOTED UPON

Item 1. Appointment of Directors

Our Board currently consists of nine directors, each of whom is either an executive director or a non-executive director pursuant to applicable Dutch law. Two of our directors were designated to the Board pursuant to the Shareholder Agreement, dated as of March 10, 2017 (the “2017 Shareholder Agreement”), by and among Porto Holdco B.V., TPG Pace Sponsor, LLC (“Pace Sponsor”), HI Holdings Playa B.V. (“HI Holdings”), Cabana Investors B.V. and Playa Four Pack, L.L.C. (together, with Cabana Investors B.V., “Cabana”). Pursuant to the 2017 Shareholder Agreement, one of our directors was designated by Cabana, an affiliate of Farallon Capital Management, L.L.C. (“Farallon”), and one of our directors was designated by HI Holdings, an affiliate of Hyatt Hotels Corporation (“Hyatt”). Following an internal distribution of the Ordinary Shares held by Pace Sponsor to its members in November 2020, Pace Sponsor, an affiliate of TPG Global, LLC (“TPG”), no longer has rights to designate directors to the Board pursuant to the 2017 Shareholder Agreement. In addition, one of our directors was designated to the Board pursuant to the Shareholder Agreement dated as of May 31, 2018 (the “2018 Shareholder Agreement”), among the Company, JSCD Trustees Services Limited (“JSCD”) and X Fund Properties Limited (“XFUND”), companies affiliated with Sagicor Group Jamaica Limited (collectively “Sagicor”).

Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed at the AGM from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the AGM, unless the nomination is overruled at the AGM by a resolution against the appointment of the candidate adopted by a simple majority of the votes cast, provided such majority represents more than half of the issued share capital. In such event, a new nomination will be made by the Board.

If appointed, each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office as described below. The Board has unanimously adopted resolutions to make the following binding nominations:

1.	The Board has nominated Bruce D. Wardinski to serve as an executive director for a term ending immediately after the annual general meeting of shareholders of the Company to be held in 2022; and

2.

The Board has nominated Charles Floyd, Richard B. Fried, Hal Stanley Jones, Mahmood Khimji, Elizabeth Lieberman, Maria Miller, Leticia Navarro and Karl Peterson to serve as non-executive directors for a term ending immediately after the annual general meeting of shareholders of the Company to be held in 2022.

The Board recommends a vote “FOR” the appointment of each director.

Each of the proposed appointments is considered a separate voting item under Dutch law. Set forth below is information regarding each director nominee’s age, principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board that such person should serve as one of our directors. Ages are given as of the date of the AGM. Each nominee is currently on the Board as a director or an interim director and each has consented to act as a director of Playa if appointed at the AGM.

Bruce D. Wardinski, 61, has served as our Chairman and Chief Executive Officer since March 12, 2017. Mr. Wardinski previously served as Chief Executive Officer of Playa Hotels & Resorts B.V. (our “Predecessor”) and a director of our Predecessor since August 2013 and previously served on the board of directors of our Predecessor’s prior parent. In 2006, Mr. Wardinski founded our Predecessor’s prior parent and served as its Chief Executive Officer and Chairman of its board of directors from May 2006 to August 2013. From June 2002 to December 2010, Mr. Wardinski served as Chief Executive Officer of Barceló Crestline and served as founding chairman of our Predecessor’s board of directors. From 1998 to 2002, Mr. Wardinski was Chairman, President and Chief Executive Officer of Crestline Capital Corporation. Mr. Wardinski served as a member of the Executive Commission of Barceló Corporación Empresarial of Palma de Mallorca, Spain from 2004 to 2010. Mr. Wardinski was Senior Vice President and Treasurer of Host Marriott Corporation, a hotel asset management company, from 1996 to 1998. Before this appointment, he served in various other capacities with Host Marriott and Marriott Corporation from 1987 to 1996. In 2003, Mr. Wardinski formed Highland Hospitality Corporation, where he served as chairman of its board of directors until the sale of the company in 2007. Prior to joining Host Marriott and Marriott Corporation, Mr. Wardinski worked for Price Waterhouse (now PricewaterhouseCoopers) in Washington D.C., and Goodyear International in Caracas, Venezuela. Mr. Wardinski graduated with honors from the University of Virginia with a Bachelor of Science and from the Wharton School of Business at the University of Pennsylvania with a Master of Business Administration. Mr. Wardinski was a founding member and currently serves as Chairman of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities. In addition, Mr. Wardinski serves on the boards of directors of DiamondRock Hospitality (NYSE: DRH), the George Mason University Foundation, Inc. and the Board of Advisors of the College of Business at James Madison University. Mr. Wardinski’s significant expertise in the lodging industry and his role as our Chief Executive Officer led us to conclude that he should serve on the Board.

Charles Floyd, 61, was designated by the binding nomination of HI Holdings pursuant to the 2017 Shareholder Agreement and has served as a non-executive director since May 10, 2018. Mr. Floyd previously served as a director of our Predecessor, from February 2016 through the consummation of our formation transactions. Mr. Floyd was appointed Executive Vice President, Global President of Operations of Hyatt in August 2014. In this role, Mr. Floyd is responsible for the successful operation of all Hyatt hotels globally. Mr. Floyd is also responsible for Hyatt’s global development including new management and franchise agreements. The Group Presidents for each of Hyatt’s three regions report to Mr. Floyd. Prior to his current role, Mr. Floyd was Executive Vice President, Group President – Global Operations Center at Hyatt. From January 2006 through September 2012, Mr. Floyd served as Hyatt’s Chief Operating Officer-North America. In that role he was responsible for management of Hyatt’s full-service hotels and resorts as well as the Hyatt Place and the Hyatt House brands in the United States, Canada, and the Caribbean. In addition, he oversaw Hyatt Residential Group, Inc. (formerly known as Hyatt Vacation Ownership, Inc.) and the Franchise Owner Relations Group, which supports both full service and select service and extended stay franchisees. He also oversaw various corporate functions for North America, including sales, human resources, product and design, rooms, food and beverage, and engineering. Since joining Hyatt in 1981, Mr. Floyd has served in a number of other senior positions, including Executive Vice President – North America Operations and Senior Vice President of Sales, as well as various managing director and general manager roles. Mr. Floyd also serves on the board of directors of Kohl’s Corporation (NYSE: KSS) and Thayer Ventures Acquisition Corp, a special purpose acquisition company focused on the travel and transportation technology sectors (NASDAQ: TVAC). Mr. Floyd holds a Bachelor of Arts from Florida State University and a Master of Business Administration from Kellogg School of Management at Northwestern University. Mr. Floyd’s extensive experience managing multiple operations within a large multinational hospitality corporation led us to conclude that he should serve on our Board.

Richard B. Fried, 53, was designated by the binding nomination of Cabana pursuant to the 2017 Shareholder Agreement and has served as a non-executive director since May 10, 2018. Previously, he served as an interim director from December 31, 2017. Mr. Fried is a managing member and head of the real estate group at Farallon, an investment management company that he has been with since 1995. Before joining Farallon, he worked as a Vice President in the acquisitions department at Security Capital Industrial Trust, a real estate investment trust specializing in industrial properties. Mr. Fried also currently serves as a board member of Hudson Pacific Properties, Inc., a publicly traded real estate investment trust (NYSE: HPP). In addition, Mr. Fried served from 2008 to 2013 as a board member of Playa Hotels & Resorts, S.L., a predecessor of the Company. Mr. Fried graduated with a Bachelor of Science and a Bachelor of Arts from the University of Pennsylvania. Mr. Fried’s investment management experience led us to conclude that he should serve on the Board.

Hal Stanley Jones, 68, has served as a non-executive director since March 12, 2017. Mr. Jones previously served as a director of our Predecessor since 2013. Mr. Jones served as Chief Financial Officer of Graham Holdings Company (NYSE: GHC), a diversified education and media company from 2013 until 2018. From 1989 until 2013, Mr. Jones worked in various capacities at The Washington Post Company, an American daily newspaper, the most widely circulated newspaper published in Washington, D.C. From January 2009 to September 2013, he served as the Senior Vice President – Finance and Chief Financial Officer. From January 2008 to December 2009 he served as the President and Chief Executive Officer of Kaplan Professional, a subsidiary of The Washington Post Company. From 2003 to 2006 he served as the Chief Operating Officer of Kaplan International, a subsidiary of The Washington Post Company. Prior to joining The Washington Post Company, Mr. Jones worked for Price Waterhouse (now PricewaterhouseCoopers) from 1977 to 1988. In addition, Mr. Jones serves on the board of directors and audit committee of Lumen Technologies (NYSE: LUMN) since December 2019, and Studio Theatre, a non-profit organization in Washington, D.C. Mr. Jones received a Bachelor of Arts from the University of Washington and a Master of Business Administration from the University of Chicago Graduate School of Business. Mr. Jones’ experience as the chief financial officer of a public company led us to conclude that he should serve on the Board.

Mahmood Khimji, 60, was designated by the binding nomination of Sagicor pursuant to the 2018 Shareholder Agreement and has served as an interim non-executive director since March 25, 2021. Mr. Khimji is a founding Principal of Highgate, a leading real estate investment and hospitality management company, and has been involved in all aspects of Highgate’s development since its founding in 1988. Prior to founding Highgate, Mr. Khimji practiced law at Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji is on the board of directors of Sagicor Financial Corporation Limited, American Hotel Income Properties and Canyon Bancorporation, Inc. Mr. Khimji also serves on the National Committee of Aga Khan Foundation USA, on the boards of Aga Khan Museum, the Asia Society, and Trinity School and on the Board of Visitors for Columbia Law School. He attended the University of British Columbia, and received a Bachelor of Arts from the University of Houston and a Juris Doctor from Columbia Law School. Mr. Khimji’s wealth of business expertise in real estate investment and the hospitality industry led us to conclude that he should serve on the Board.

Elizabeth Lieberman, 70, has served as a non-executive director since March 12, 2017. Ms. Lieberman was previously identified as a director nominee to our Predecessor’s board of directors and attended board meetings of our Predecessor from March 2015 through our formation transactions as a consultant to our Predecessor’s board of directors. Ms. Lieberman has an extensive background in the hospitality industry, and served as Senior Vice President, Corporate Secretary and General Counsel of Crestline Hotels & Resorts, Inc. (“Crestline Hotels”) and Barceló Crestline from 2004 until retiring in 2006. She provided consulting services to Crestline Hotels during 2006 to 2008, and returned as Executive Vice President, Corporate Secretary and General Counsel in 2009 until her retirement in 2012. As General Counsel at Crestline Hotels, she provided a hands-on approach to executive leadership and legal oversight of corporate, finance, owner relations and hotel operations matters. Prior to her appointment as General Counsel in 2004, she served as Associate General Counsel for Crestline Hotels and Barceló from 2002 to 2004, and Crestline Capital Corporation from 1998 to 2002, prior to its acquisition by Barceló. Ms. Lieberman was an Assistant General Counsel at Host Marriott, heading up the law department’s asset management division, from 1995 until the spin-off of Crestline Capital Corporation by Host Marriott in 1998. Before joining Host Marriott, she served as attorney on the hotel acquisitions/development and hotel operations legal teams at Marriott Corporation (now Marriott International) from 1988 to 1995. Prior to joining Marriott, Ms. Lieberman worked at the Washington D.C. law firm of Cleary Gottlieb Steen & Hamilton from 1985 to 1988. Ms. Lieberman earned a Bachelor of Science from Nebraska Wesleyan University in Lincoln, Nebraska, and a Juris Doctor from The Catholic University of America, Columbus School of Law in Washington, D.C. Ms. Lieberman’s experience as general counsel in the lodging industry led us to conclude that she should serve on the Board.

Maria Miller, 64, is a marketing executive with over 30 years of experience in innovative marketing and digital communications which includes the consumer products, financial services, e-commerce, travel, cruise and hospitality industries. She was appointed to the Board as an interim non-executive director on March 25, 2021.

She has held several C-suite and executive level positions with expertise leading innovative marketing and digital strategies to deliver profitable growth and superior business results. Most recently, Ms. Miller spent eight years in the cruise industry. From 2017 to 2019, she served as Chief Marketing Officer for Bahamas Paradise Cruise Line. Prior to that, she was Senior Vice President – Chief Marketing Officer for Norwegian Cruise Line from 2009 to 2015. Ms. Miller also held various senior marketing roles at several companies, including Dave and Buster’s, Inc., Elance, Inc. (now Upwork), Avis Rent A Car, Inc. and American Express. She currently serves on the board of directors of Gannett Co., Inc. (NYSE: GCI). Ms. Miller earned a Bachelor of Science from New York University and a Master of Business Administration from Stanford University Graduate School of Business. Ms. Miller’s strong marketing experience and customer focus led us to conclude that she should serve on the Board.

Leticia Navarro, 67, is an entrepreneur who formerly served as the Secretary of Tourism of Mexico in President Vicente Fox’s cabinet from 2000 to 2003. She was appointed to the Board as an interim non-executive director on March 25, 2021. She has extensive business experience, most recently as the CEO and International VP of DHL Express Mexico from 2003 to 2008, and previously as the worldwide CEO of Jafra Cosmetics, then a subsidiary of The Gillette Co. She has served as a board member of Alta Growth Capital, a Mexican private equity fund, since 2014, and is a board member for several private companies, including CTS (Corporate Travel Services), Teletec, Turistore, Consolid, and Grupo Empresarial Maldonado. She is actively involved with non-governmental organizations and institutes in Mexico and abroad related to education. Ms. Navarro earned a Bachelor of Business Administration from the Universidad Autónoma de Mexico and a Master in Mexican History from the Instituto Cultural Helénico Mexico. Ms. Navarro’s entrepreneurial abilities, brand management expertise and political experience in one of our major markets led us to conclude that she should serve on the Board.

Karl Peterson, 50, has served as a non-executive director since March 12, 2017. Mr. Peterson served as the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Porto Holdco B.V. from January 2017 until consummation of our formation transactions and as President and CEO of Pace since its inception. Mr. Peterson is a Senior Partner of TPG and is the Managing Partner of TPG Pace Group, TPG’s effort to sponsor SPACs and other permanent capital solutions for companies. Since rejoining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and chief executive officer of Hotwire.com. He led the business from its launch through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson currently serves on the boards of Sabre Corporation (NASDAQ: SABR), Accel Entertainment (NYSE: ACEL), TPG Pace Beneficial Finance Corp. (NYSE: TPGY) and TPG Pace Tech Opportunities (NYSE: PACE). Mr. Peterson also served on the board of Caesars Acquisition Company from 2013 to 2017 and Norwegian Cruise Line Holdings Ltd. from 2008 to 2016. Mr. Peterson is a graduate of the University of Notre Dame, where he earned a Bachelor of Business Administration. Mr. Peterson’s significant investment and financial expertise led us to conclude that he should serve on the Board.

Director Qualifications

The Nominating and Governance Committee of our Board has prepared policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board; such policies are posted on our website, www.investors.playaresorts.com. Generally, the Nominating and Governance Committee considers the entirety of each candidate’s qualifications and credentials. At a minimum, all candidates for director must possess: high personal and professional ethics and integrity; ability to exercise sound judgment; ability to make independent analytical inquiries; an ability and willingness to devote sufficient time and resources to diligently perform Board duties; appropriate and relevant business experience and acumen; and a reputation consistent with the image and reputation of the Company. The Nominating and Governance Committee considers candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the Nominating and Governance Committee. In addition, pursuant to our Board rules a majority of the members of the Board must meet the criteria for independence under (i) the NASDAQ listing rules, as in effect from time to time and as interpreted by our Board in its business judgment, and (ii) the DCGC, to the extent reasonably practicable.

The above-mentioned attributes, along with the leadership skills and other experiences of our officers and our Board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth and to promote the interests of our other stakeholders.

The Board recommends that shareholders vote “FOR” the appointment of Bruce D. Wardinski as executive director and each of the other nominees discussed above as non-executive directors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 2. Adoption of Annual Accounts

At the AGM, as required under Dutch law and the Company’s Articles of Association, our shareholders will be asked to adopt the Annual Accounts. The Annual Accounts have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union on a consolidated basis and prepared under Dutch generally accepted accounting principles (“Dutch GAAP”) on a standalone basis. The Annual Accounts do not represent consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2020 that were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). Companies domiciled in the United States are not generally required to obtain shareholder adoption of annual accounts.

As required under Dutch law, our shareholders will be asked to adopt the Annual Accounts.

A copy of the Annual Accounts is available free of charge under the “Other Documents” section of our website at www.investors.playaresorts.com and at our registered office in the Netherlands at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to adopt the Annual Accounts. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the adoption of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021

The Audit Committee recommended and the Board has approved Deloitte as the Company’s independent registered public accounting firm to audit the Company’s U.S. GAAP consolidated financial statements for the fiscal year ending December 31, 2021. In addition, the Board has directed that management submit the selection of Deloitte as the independent registered public accounting firm for ratification by the shareholders at the AGM. Please see the section entitled “Audit Committee Matters” for the aggregate fees for professional services rendered by Deloitte for the Company and our subsidiaries for the years ended December 31, 2020 and 2019.

Shareholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by Playa’s Articles of Association or otherwise. However, if shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. No representatives of Deloitte are expected to be present at the AGM, but will be available telephonically if needed to respond to appropriate questions.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021

Pursuant to Dutch law, the AGM is authorized to appoint an auditor to audit the Company’s Dutch Statutory Annual Accounts. Based on the recommendation of the Audit Committee, the Board proposes to the AGM that Deloitte Accountants B.V. be instructed to serve as the auditor who will audit our Dutch Statutory Annual Accounts as required by Dutch law for the year ending December 31, 2021. No representatives of Deloitte Accountants B.V. are expected to be present at the AGM, but will be available telephonically if needed to respond to appropriate questions.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required for the instruction to Deloitte Accountants B.V. for the audit of the Company’s Statutory Annual Accounts for the fiscal year ending December 31, 2021. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 5. A non-binding, advisory vote to approve the compensation of the Company’s named executive officers

In connection with the termination of the Company’s status as an emerging growth company on December 31, 2020, and in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a nonbinding advisory resolution to approve the compensation of its named executive officers.

We urge shareholders to read the section titled “Compensation Discussion and Analysis” of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing in this proxy statement, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation Committee and the Board believe that our policies and procedures as disclosed in this proxy statement are effective in achieving our corporate goals and that the compensation of our named executive officers is well-designed to contribute to the Company’s success.

The Company is asking for shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement.

Accordingly, the Company is asking its shareholders to vote on the following resolution at the AGM:

“RESOLVED, that the annual general meeting approves, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual general meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote, commonly referred to as a “Say-On-Pay” vote, is nonbinding on the Board. Although nonbinding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to approve the advisory vote on the compensation of our named executive officers. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the advisory vote on the compensation of our named executive officers, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 6. Discharge of our directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2020

At the AGM our shareholders will also be asked to grant a discharge to the directors of the Company from their liability with respect to the performance of their duties as director of the Company during 2020. The scope of the discharge extends to the facts that are apparent from the Annual Accounts or Annual Reports, and facts that are otherwise known to the general meeting of shareholders.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the discharge to the directors. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the granting of discharge from liability to the directors, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company

At the AGM our shareholders will also be asked to authorize the Board to perform, on the Company’s behalf, acquisitions of fully-paid up shares, or depository receipts for shares, in the capital of the Company for a period of 18 months following the date of the AGM by any means, including through derivative products, private purchases, block trades, purchases on a stock exchange, or otherwise, for a price per share between EUR 0.01 and 115% of the average market price of the shares on the NASDAQ (such average market price being calculated on the basis of (a) the average closing price on each of the five consecutive trading days preceding the three trading days prior to the date the acquisition was agreed upon or the trading order for such acquisition was given or (b) if it concerns an acquisition through a tender offer, the average closing price on each of the five consecutive trading days preceding the date that such tender offer commences), up to 20% of the shares comprised in the Company’s issued share capital at close of business on the date of the AGM. This authorization, if given, will supersede and replace the Board’s existing repurchase authorization granted by shareholders on June 25, 2020.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company.

Item 8(a). Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital

Under Dutch law, the general meeting has the authority to issue shares in Playa’s capital and to limit or exclude pre-emptive rights, to the extent such authority is not delegated to the Board. Such a delegation would be consistent with market practice. The delegation may continue for up to five years or may be given on a rolling basis.

Our Board currently has the authority to issue shares or to grant rights to subscribe for shares up to Playa’s authorized share capital through March 10, 2022 and to limit or exclude pre-emptive rights (the “Existing Share Issuance Authorization”).

The Board is now seeking authorization, for a period from the date of expiration of the Existing Share Issuance Authorization until and including the date that is 18 months from the date of the AGM, to issue shares and grant rights to subscribe for shares up to a maximum of 10% of Playa’s issued share capital (as per the end of the trading day on the date of the AGM) and to limit or exclude pre-emptive rights in connection therewith. For reference, Playa’s issued share capital as of April 5, 2021 was 166,237,579 shares.

Adoption of this proposal will support Playa’s ability to effect mergers, acquisitions, strategic alliances, and other transactions in Playa’s interests, and the interests of its shareholders and other stakeholders, using its shares as consideration, while also allowing the Board to have the flexibility, following the expiration of the Existing Share Issuance Authorization, to issue shares and to grant rights to subscribe for shares up to 10% of Playa’s issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes without the expense of calling an extraordinary general meeting of shareholders.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization, except if less than half of Playa’s issued share capital is represented at the AGM, in which latter case the affirmative vote of two thirds of the valid votes cast at the AGM will be required. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the authorization of the Board to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 8(b). Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital

In addition to the authorization under Proposal 8(a), the Board is now also seeking authorization, for a period from the date of expiration of the Existing Share Issuance Authorization until and including the date that is 27 months from the date of the AGM, to issue shares and grant rights to subscribe for shares up to a maximum of an additional 10% of Playa’s issued share capital (as per the end of the trading day on the date of the AGM) and to limit or exclude pre-emptive rights in connection therewith.

Adoption of both Proposals 8(a) and 8(b) will give the Board further flexibility, following the expiration of the Existing Share Issuance Authorization, to issue shares and to grant rights to subscribe for shares up to an aggregate of 20% of Playa’s issued share capital in order to raise capital, to satisfy obligations under employee incentive plans and for other purposes without the expense of calling an extraordinary general meeting of shareholders.

The affirmative vote of a simple majority of the valid votes cast at the AGM is required to grant the aforementioned authorization, except if less than half of Playa’s issued share capital is represented at the AGM, in which latter case the affirmative vote of two thirds of the valid votes cast at the AGM will be required. In addition, a quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non- votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “FOR” the authorization of the Board to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 9. A non-binding, advisory vote to consider the frequency of the shareholders’ non-binding, advisory vote on the compensation of the Company’s named executive officers

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), and the related rules of the SEC, the Company is providing shareholders the opportunity to indicate, on a nonbinding, advisory basis, whether future advisory votes on executive compensation of the nature reflected in Proposal 5 of the proxy statement should occur every year, every two years or every three years (the “Say-on-Frequency” vote).

Although the Board recommends holding a Say-On-Pay vote every year, shareholders have the option to specify one of four choices for this matter on the proxy card: every year, every two years, every three years or abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation. This advisory vote on the frequency of future Say-On-Pay votes is nonbinding on the Board. Although nonbinding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory Say-On-Pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Because the Say-On-Frequency Proposal provides the Company’s shareholders with the option to vote to hold a Say-On-Pay vote once every one, two or three years, the affirmative vote of a simple majority of the valid votes cast at the AGM may not be reached for any of the frequency options presented. Accordingly, a plurality of the votes cast for the Proposal will be considered the shareholders’ preferred frequency for holding a Say-on-Pay vote. A quorum of at least one-third of the issued and outstanding share capital is required for the adoption of this proposal. Under Dutch law and the Company’s Articles of Association, shares abstaining from voting will not count as votes cast at the AGM, but will count as shares present. Broker non-votes will not count as shares present at the AGM or for the purpose of determining the number of votes cast.

The Board recommends that shareholders vote “EVERY YEAR” with respect to the frequency of the shareholders’ non-binding, advisory vote on the compensation of the Company’s named executive officers, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

AUDIT COMMITTEE MATTERS

Policy for Pre-Approval of Audit and Permitted Non-Audit Services

Pursuant to the terms of its charter, our Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered certified public accounting firm. Such pre-approval can be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered certified public accounting firm or on an individual basis. Our Audit Committee is authorized to delegate the pre-approval of audit and permitted non-audit services to one or more of its members, provided that any decisions to pre-approve any audit or non-audit services pursuant to this authority must be presented to our full Audit Committee at its next scheduled meeting. Our Audit Committee pre-approved all of the non-audit services provided by our independent registered certified public accounting firm in 2020 and 2019.

Auditor Fees and Services

Aggregate fees for professional services rendered by our independent registered public accounting firm, Deloitte, for the Company and our subsidiaries for the years ended December 31, 2020 and 2019 are as follows:

	Year Ended December 31,
	2020	2019
Audit fees	$3,566	$4,171
Tax fees	349	147

Total	$3,915	$4,318

Audit fees represent Deloitte professional services fees for the audit of the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019, respectively, included in our Annual Reports on Form 10-K, as well as for the review of quarterly financial statements, accounting consultation and other attestation services that are typically performed by the independent registered public accountant, and services that are provided by Deloitte in connection with statutory and regulatory filings.

Tax fees for the years ended December 31, 2020 and 2019 represent fees for the preparation of our international tax returns and other tax services.

Our Audit Committee has considered and determined that the services provided by Deloitte are compatible with maintaining Deloitte’s independence.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates this Report by reference therein.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. GAAP and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Deloitte & Touche, LLP, the Company’s independent registered public accounting firm for 2020, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has discussed with Deloitte & Touche, LLP matters relating to its independence and has received from Deloitte & Touche, LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence. The Audit Committee also received quarterly reports from the Company’s internal auditors, including the Company’s work regarding internal controls over financial reporting.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2020 for filing with the SEC.

Submitted by:

Hal Stanley Jones, chairperson

Elizabeth Lieberman

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

Our corporate governance has been structured in a manner intended to closely align our interests with those of our stakeholders. Notable features of our corporate governance structure include the following:

•	our Board is not staggered and each of our directors is elected for a term of one year following a binding nomination of our Board;

•	89% (eight of nine) of the persons nominated to serve on our Board are independent under NASDAQ’s standards;

•	three of our nine nominees were appointed to the Board within the last year; evidencing our commitment to Board refreshment;

•	we do not have a poison pill;

•

our Articles of Association and Dutch law provide that resolutions of our Board concerning a material change in our identity, character or business are subject to the approval of the general meeting; and

•

certain actions can only be taken by our general meeting, with at least two-thirds of the votes cast, unless such resolution is passed at the proposal of our Board, including an amendment of our Articles of Association, the issuance of shares or the granting of rights to subscribe for shares, the limitation or exclusion of preemptive rights, the reduction of our issued share capital, payments of dividends on our shares, the application for bankruptcy and a merger or demerger of us.

Our Board

We have a single-tier board that currently consists of nine directors: one executive director, five non-executive directors and three interim non-executive directors. Each of our executive director and our five non-executive directors were elected to serve for a term of one year following his or her appointment, and our interim non-executive directors were appointed in March 2021 to serve a term lasting until the AGM. Our Board may perform all acts necessary or useful for achieving our corporate purposes, other than those acts that are prohibited by law or by our Articles of Association, as more fully discussed below, or which would violate general principles of reasonableness and fairness. The Board as a whole, the Chief Executive Officer and, if more than one executive director has been appointed, each executive director individually, is authorized to represent us in dealings with third parties.

In March 2020, the Board was restructured to reduce the size of the Board from twelve directors to eight, in an effort to realign the size of the Board to an appropriate level given the Company’s size and needs and to improve efficiencies in the Board’s operations. In connection with the restructuring, our former directors Daniel J. Hirsch, Peter Melhado, Thomas Klein and Arturo Sarukhan resigned from the Board effective March 31, 2020. In addition, our former director Gloria Guevara resigned from the Board effective December 31, 2020.

In March 2021, the Board appointed three new interim non-executive directors for terms lasting until the AGM: Mahmood Khimji, Maria Miller, and Leticia Navarro. Mr. Khimji was nominated by Sagicor pursuant to the 2018 Shareholder Agreement, and succeeded Mr. Zacca as Sagicor’s nominee following his departure from the Board effective March 25, 2021. Ms. Miller and Ms. Navarro were appointed by the Board following a search for director candidates.

Director Independence

NASDAQ listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

All of our directors who served during 2020 and all of our director nominees are independent pursuant to the rules of the NASDAQ except Mr. Wardinski, our Chairman and Chief Executive Officer. In order to make these determinations, the following relationships were disclosed to our Board:

•

With respect to Mr. Hirsch and Mr. Fried, that (i) Mr. Hirsch and Mr. Fried were appointed to our Board by the general meeting in accordance with the designation rights of Cabana pursuant to the 2017 Shareholder Agreement, and (ii) each would be required to resign from our Board upon request by Cabana.

•

With respect to Mr. Hirsch, that he may have been entitled to receive from Cabana payments or profit allocations in respect of certain investments made by Cabana, including Cabana’s investment in our Ordinary Shares.

•

With respect to Mr. Fried, that he may be entitled to receive a portion of (i) any profit allocation earned by an affiliate of Cabana based on an increase in the value of Cabana’s investment portfolio (which portfolio includes, among other assets, Cabana’s investment in our Ordinary Shares) and (ii) any management fee earned by an affiliate of Cabana for managing Cabana’s investment portfolio.

•

With respect to Mr. Floyd, that (i) he was designated for appointment to our Board by the general meeting in accordance with the designation rights of HI Holdings pursuant to the 2017 Shareholder Agreement, and (ii) is required to resign from the Board upon request by HI Holdings.

•

With respect to Ms. Guevara, Mr. Klein and Mr. Peterson, that (i) Mr. Klein, Mr. Peterson and Ms. Guevara were originally appointed to our Board by the general meeting in accordance with the designation rights of Pace Sponsor pursuant to the 2017 Shareholder Agreement, and (ii) each would have been required to resign from our Board upon request by Pace Sponsor prior to the distribution of our Ordinary Shares held by Pace Sponsor to its members in November 2020.

•

With respect to Mr. Khimji, Mr. Zacca and Mr. Melhado, that (i) Mr. Zacca and Mr. Melhado were originally appointed to our Board by the general meeting in accordance with the designation rights of Sagicor pursuant to the 2018 Shareholder Agreement, (ii) that Mr. Khimji was appointed to our Board to serve as an interim non-executive director in accordance with the designation rights of Sagicor pursuant to the 2018 Shareholder Agreement (succeeding Mr. Zacca), and (iii) each would be required to resign from our Board upon request by Sagicor.

There are no family relationships among our executive officers and directors.

Mr. Floyd, Mr. Jones, Ms. Lieberman, Mr. Peterson, Mr. Khimji, Ms. Navarro and Ms. Miller also each qualify as “independent” under the DCGC. Only one of our eight non-executive directors does not qualify as “independent” under the DCGC.

Our directors will stay informed about our business by attending meetings of our Board and their respective committees and through supplemental reports and communications. Our non-executive directors, to the extent independent under NASDAQ rules, will meet regularly in executive sessions without the presence of our executive officers or directors that are not independent under NASDAQ rules.

Our Board Designations

The general meeting of shareholders appoints the directors of our Board. The general meeting can only appoint a director upon a binding nomination by our Board. The general meeting may at any time resolve to render such nomination to be non-binding by a majority of votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by our Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting pursuant to section 2:120 (3) of the Dutch Civil Code cannot be convened. A resolution to appoint a director can only be approved in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting shall determine whether that person is appointed as executive director or as non-executive director.

Except for our interim non-executive directors, each of our directors was appointed by the general meeting for a term that will expire at the end of the AGM and each director will serve until his or her successor is appointed or, if earlier, upon such director’s resignation, removal or death or the expiration of his or her term of office.

Under Dutch law, the person chairing the meetings of our Board (the chairman by law) is required to be a non-executive director. This person is currently Ms. Lieberman, who is our Lead Independent Director. As Lead Independent Director, Ms. Lieberman serves as a liaison between the Company’s management and the non-executive directors, and has responsibilities relating to the general operations and processes of the Board, such as ensuring that directors receive information necessary for the performance of their duties, ensuring that the Board and its committees have sufficient time for deliberation and decision-making, overseeing the annual Board review and self-evaluation, and ensuring that directors receive sufficient education and training. Hal Stanley Jones serves as the Vice Chairman of the Board, and accordingly would fulfill the responsibilities of the Lead Independent Director in her absence or inability to act.

The non-executive directors supervise the executive directors and our Board as a whole, and provide guidance to individual directors and to our Board as a whole. Each director owes a duty to us to properly perform the duties of our Board as a whole and the duties assigned to such director, and to act in our corporate interest. Under Dutch law, the corporate interest extends to the interests of all stakeholders, such as shareholders, creditors, employees, guests and suppliers.

Our Board Powers and Function

Our Board is charged with the management of the Company, subject to the restrictions contained in our Articles of Association and our Board Rules. The executive directors are responsible for operational management of the Company and the business enterprise connected therewith, as well as with the implementation of the decisions taken by our Board. The non-executive directors have no day-to-day management responsibility but supervise the policy and the fulfillment of duties of the executive directors and the general affairs of the Company. Additionally, the directors have a collective responsibility towards the Company for the duties of our Board as a whole. In performing their duties, the directors shall be guided by the interests of the Company and our business and, in this respect, the directors shall take the interests of all of our stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, our independent advisors. The executive directors will timely provide the non-executive directors with any such information as may be necessary for the non-executive directors to perform their duties.

Our Board will represent the Company. We may also be represented by the Chief Executive Officer, in his capacity as executive director, and, where more than one executive director has been appointed, by each executive director individually.

Our Board Meetings and Decision Making

Each director may cast one vote on all matters presented to our Board and those committees on which he or she serves for approval. Resolutions of our Board and resolutions of the group of non-executive directors shall be passed, irrespective of whether this occurs at a meeting or otherwise, by majority unless our Board Rules provide differently. Where there is a tie in any vote of our Board, no resolution shall have been passed. Meetings of our Board can be held through audio-communication facilities, unless a director objects thereto. Resolutions of our Board may, instead of at a meeting, be passed in writing, provided that all directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

During 2020, our Board held nine meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served, during 2020. Our Board Rules provide that all directors are expected to attend all Board meetings. We do not have a formal policy regarding director attendance at the AGM.

2017 Shareholder Agreement

On March 10, 2017 and effective upon the closing of our formation transactions, the Company, Pace Sponsor, HI Holdings, Playa Four Pack, LLC and Cabana, entered into the 2017 Shareholder Agreement. As of April 2, 2021, HI Holdings, Playa Four Pack, LLC and Cabana beneficially own 12,143,621, 745,080 and 14,249,787 Ordinary Shares, respectively.

Under the 2017 Shareholder Agreement, HI Holdings and Cabana have certain rights to designate directors to the Company’s Board as follows:

•	Hyatt Director: HI Holdings will have the right to designate one director to the Board for as long as HI Holdings holds more than 7,500,000 of our shares.

•

Cabana Directors: Cabana will have the right to designate (i) two directors to the Board for so long as Cabana holds more than 15,000,000 of our shares and (ii) one director to the Board for so long as Cabana holds 15,000,000 or fewer but more than 7,500,000 of our shares.

In connection with the restructuring of the Board in March 2020 to reduce the size of the Board from twelve directors to eight, Pace Sponsor and Cabana each provided written notice to the Company that they waived their right to designate one of their allotted directors under the 2017 Shareholder Agreement for appointment to the Board at the AGM.

In addition, following an internal distribution of all of the Company’s Ordinary Shares held by Pace Sponsor to its members in November 2020, Pace Sponsor is no longer entitled to designate any directors to the Company’s Board pursuant to the 2017 Shareholder Agreement

2018 Shareholder Agreement

In connection with our acquisition of a portfolio of all-inclusive resorts, developable land sites and certain intangible assets (collectively the “Sagicor Assets”), we entered into the 2018 Shareholder Agreement with JSCD and XFUND, which are affiliates of Sagicor, which beneficially own 10,001,000 Ordinary Shares as of April 2, 2021. Pursuant to the 2018 Shareholder Agreement, JSCD and XFUND have the collective right to designate (i) two directors to the Board for as long as Jamziv and its permitted holders hold more than 18,000,000 of our shares and (ii) one director to the Board for as long as Jamziv and its permitted holders hold 18,000,000 or fewer but more than 10,000,000 of our shares. Sagicor’s current ownership of our Ordinary Shares entitles them to designate one director to the Board.

Our Board Conflicts of Interest

A director will not be permitted to participate in the discussions and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest which conflicts with the interest of us and of the business connected with it. If all directors have a conflict of interest as described in the previous sentence and as a result thereof, no resolution can be passed by our Board, the resolution may nevertheless be passed by our Board as if none of the directors has a conflict of interests as described in the previous sentence.

Executive directors will be prohibited from participating in the decision-making process with respect to the determination of their remuneration and the remuneration of other executive directors.

Under the DCGC, each director is required to immediately report any actual or potential conflict of interest which is of material significance to us and/or to such director to the Lead Independent Director and the Audit Committee and shall provide all information relevant to such potential conflict of interest. If the Lead Independent Director has an actual or potential conflict of interest, the director shall immediately report this to the vice chairman of our Board and the Audit Committee. Our Board shall decide, without the director concerned being present, whether there is a conflict of interest. Transactions in which there is a conflict of interest shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

Except as otherwise agreed in writing by us and Hyatt, neither Playa nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Playa’s property or information, or was offered to a Hyatt-affiliated director expressly in his or her capacity as a director of Playa (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Playa’s property or information or offered to a Hyatt-affiliated director, provided that in pursuing such opportunity no confidential Playa information is used and there is no breach of the confidentiality provisions of the Board Rules). If a director affiliated with Hyatt has an actual or potential conflict of interest due to his or her position as a director and his or her relationship with Hyatt, such director is required to immediately report such conflict of interest as described above.

Director Liability

Pursuant to Dutch law, members of our Board may be liable to us for damages in the event of improper or negligent performance of their duties. They may also be liable for damages to third parties on the basis of tort, to the tax authorities in case of default on tax and social security payments, and in the event of bankruptcy as a consequence of improper performance of their duties. In certain circumstances, members of our Board may also incur criminal liabilities. The members of our Board and certain executive officers are insured at our expense against damages resulting from their conduct when acting in the capacities as such directors, members or officers, which insurance may also provide any such person with funds to meet expenditures incurred or to be incurred in defending any proceedings against him or her and to take any action to enable such expenses not to be incurred. Also, we provide the current and former members of our Board with protection through indemnification under our Articles of Association, to the extent permitted by law, against risks of claims and actions against them arising out of their exercise of their duties, or any other duties performed at our request. In addition, we have entered into indemnification agreements with our directors and executive officers.

Director Suspension and Removal

The general meeting of our shareholders will at all times have the power to suspend or remove a director by a resolution adopted by at least a majority of the votes cast at a general meeting of our shareholders, representing at least a majority of issued share capital, unless the proposal is at the proposal of our Board, in which case a majority of the votes cast is required. An executive director may also be suspended by our Board. A suspension will expire at the end of a three-month period if no resolution has been adopted either to lift the suspension or to remove the relevant director.

Board Committees

Our Board has established three standing committees: (i) the Audit Committee, (ii) the Compensation Committee and (iii) the Nominating & Governance Committee, all of which are comprised solely of independent directors under the NASDAQ rules as well as a majority of independent directors under the DCGC. In addition, pursuant to the terms of our 2017 Shareholder Agreement, our Board established the Capital Allocation Committee, consisting of a majority of independent directors under the NASDAQ rules. The principal functions of each standing committee are briefly described below. Our Board may from time to time establish other committees to facilitate our governance.

Audit Committee

Our Audit Committee consists of Mr. Jones (chairperson), Ms. Lieberman and Ms. Navarro. The chairperson of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations, based on among other things, his employment experience in finance and accounting, including his years as chief financial officer of a public company and as an accountant at a major accounting firm, as well as a “financial expert” as set forth in the DCGC. Each of the Audit Committee members is “financially literate” as that term is defined by the NASDAQ corporate governance listing standards. Our Board adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including overseeing:

•	the review of all related party transactions in accordance with our related party transactions policy;

•	our accounting and financial reporting processes and discussing these with management;

•	the integrity and audits of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•

our compliance with financial, legal and regulatory requirements related to our financial statements and other public disclosures, our compliance with its policies related thereto, and our policy in respect of tax planning;

•

the engagement and retention of the registered independent public accounting firm and the recommendation to our general meeting of the appointment of an external auditor to audit the Dutch statutory board report, including our annual accounts, and the evaluation of the qualifications, independence and performance of the independent public accounting firm, including the provision of non-audit services;

•	the application of information and communication technology;

•	the role and performance of our internal audit function;

•	our overall risk profile; and

•	attending to such other matters as are specifically delegated to the Audit Committee by our Board from time to time.

The Audit Committee is also responsible for selecting an independent registered public accounting firm to be appointed by our general meeting (or, if not appointed by our general meeting, by our Board), reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the audit committee report required by SEC regulations to be included in our proxy statement. The Audit Committee held nine meetings during 2020.

Compensation Committee

Our Compensation Committee currently consists of Mr. Floyd (chairperson), Mr. Jones and Mr. Peterson. The Compensation Committee assists our Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our directors and executive officers. An executive director will not be present at any Compensation Committee meeting while his or her compensation is deliberated. Subject to and in accordance with the terms of the compensation policy to be adopted by our AGM from time to time and in accordance with Dutch law, the Compensation Committee is responsible for, among other things:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chairman and Chief Executive Officer’s compensation, evaluating our Chairman and Chief Executive

Officer’s performance in light of such goals and objectives and recommending the compensation, including equity compensation, change in control benefits and severance arrangements, of our Chairman and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, including equity compensation, change in control benefits and severance arrangements, of our other executive officers and overseeing their performance;

•	reviewing and making recommendations to our Board with respect to the compensation of our directors;

•	reviewing and making recommendations to our Board with respect to its executive compensation policies and plans;

•	implementing and administering our incentive and equity-based compensation plans;

•	determining the number of shares underlying, and the terms of, restricted share awards and options to be granted to our directors, executive officers and other employees pursuant to these plans;

•	assisting management in complying with our proxy statement and management report disclosure requirements;

•	producing a Compensation Committee report to be included in our annual proxy statement;

•	assisting our Board in producing the compensation report to be included in our management report publicly filed in the Netherlands and to be posted on our website; and

•	attending to such other matters as are specifically delegated to our Compensation Committee by our Board from time to time.

Our Board adopted a Compensation Committee charter, which details these principal functions of the Compensation Committee. The Compensation Committee held five meetings during 2020.

Compensation Consultant

For 2020, the Company’s management engaged AETHOS Consulting Group, a nationally recognized consulting firm, to provide independent research, evaluation and advice related to our compensation policies for our directors and executive officers and provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee takes these recommendations into account in making determinations regarding the compensation of our directors and executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Mr. Floyd (chairperson), Mr. Jones and Mr. Peterson. No member of the Compensation Committee is a current, or during 2020 was, a former, officer or employee of ours, our Predecessor or any of its subsidiaries. In 2020, none of our or our Predecessor’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of us or our Predecessor.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Ms. Lieberman (chairperson), Mr. Fried and Ms. Miller. The Nominating and Governance Committee assists our Board in selecting individuals qualified to become our directors and in determining the composition of our Board and its committees. Our Board adopted a Nominating and Governance Committee charter, which details the principal functions of the Nominating and Governance Committee, including:

•	identifying, recruiting and recommending to the full Board qualified candidates for designation as directors or to fill our Board vacancies at our general meeting;

•

developing and recommending to our Board corporate governance guidelines as set forth in the rules of our Board, including the Nominating and Governance Committee’s selection criteria for director nominees, and implementing and monitoring such guidelines;

•	overseeing our Board’s compliance with legal and regulatory requirements;

•	reviewing and making recommendations on matters involving the general operation of our Board, including board size and composition, and committee composition and structure;

•	recommending to our Board nominees for each committee of our Board;

•

annually facilitating the assessment of our Board’s performance as a whole and of the individual directors, and the performance of our Board’s committees as required by applicable law, regulations and the NASDAQ corporate governance listing standards; and

•	overseeing our Board’s evaluation of executive officers.

The Nominating and Governance Committee held four meetings during 2020.

Capital Allocation Committee

Our Capital Allocation Committee was created pursuant to the terms of the 2017 Shareholder Agreement, and currently consists of Mr. Peterson (chairperson), Mr. Fried, and Mr. Wardinski. Pursuant to the 2017 Shareholder Agreement, as long as Cabana has the right to designate a director, upon the resignation removal or death of a Cabana designated director from the Capital Allocation Committee, a Cabana designated director will fill the committee vacancy. Our Capital Allocation Committee assists our Board in fulfilling its oversight responsibilities of the financial management of us, as well as any other duties delegated by the Board. Our Board adopted a Capital Allocation Committee charter, which details the principal functions of the Capital Allocation Committee, including the following duties:

•	review of capital expenditures, investments, business acquisitions or divestitures with a value, individually, in excess of 5% of the total assets of us and our subsidiaries on a consolidated basis;

•

recommend to our Board, as appropriate, whether or not to approve any of the expenditures, investments, business acquisitions or divestitures it reviewed pursuant to the authority (provided, that the Board may not approve any such expenditure, investment, business acquisition or divestiture unless the Capital Allocation Committee has recommended such action); and

•	recommend that our Board request management to perform post-audits of major capital expenditures and business acquisitions or divestitures, and review the results of such audits.

The Capital Allocation Committee held four meetings during 2020.

Code of Business Conduct and Ethics

The Board has adopted codes of business conduct and ethics that apply to its executive officers, directors and employees and agents. Among other matters, the codes of business conduct and ethics are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our Nominating and Governance Committee will be able to grant (subject to applicable law) any waiver of our code of business conduct and ethics for our executive officers or directors, and any such waiver shall be promptly disclosed as required by law or NASDAQ regulations by posting such information on our website rather than by filing a Form 8-K. Our code of business conduct and ethics includes a whistleblower policy as contemplated by the DCGC and applicable SEC rules. Our code of business conduct and ethics is available on our website at www.investors.playaresorts.com.

Stock Ownership Guidelines

We encourage significant stock ownership by our non-executive board directors and executive management to align the interests of our leadership with those of our shareholders. The Board established stock ownership guidelines that require each non-executive director to own Playa equity equal in value to a multiple of their annual base cash retainer, to the extent such non-executive director receives equity compensation for his or her service on the Board. The Board also established stock ownership guidelines for our Chairman and CEO and the other NEOs that require each executive to own Playa equity equal in value to a multiple of their respective base salary. The non-executive directors and NEOs are required to comply with the ownership requirement within five years of their respective appointments.

Current stock ownership guideline values for our non-executive board directors, Chairman and CEO and remaining NEOs are as follows:

Position	Multiple of Applicable Annual Cash Retainer or Base Salary
Non-Executive Board Director	5x
Chairman and CEO	5x
Other NEOs	3x

In determining compliance with the stock ownership guidelines, we include all classes of shares beneficially owned, including shares received as compensation and time-vesting restricted shares. No NEO or non-executive director will be deemed to be out of compliance with the policy to the extent that, after initially reaching the ownership threshold, the sole reason such person’s ownership is below the required threshold is a decrease in the market price of the Company’s Ordinary Shares and such person has not sold any Ordinary Shares (other than shares sold to cover tax withholding upon vesting events) since the time such person’s ownership dropped below the required threshold.

The Compensation Committee reviews stock ownership annually. All of our non-executive directors and all of our NEOs currently hold sufficient equity of our Company to satisfy the stock ownership guidelines.

Hedging and Pledging of Company Securities

Pursuant to the Company’s insider trading policy, directors, officers, and certain designated employees are prohibited from (i) engaging in all forms of hedging or monetization transactions involving the Company’s securities, including the use of equity swaps, collars, forward sale contracts (including prepaid variable forward contracts) and exchange funds, and (ii) pledging the Company’s securities to secure margin or other loans.

In connection with Mr. Khimji’s appointment as an interim non-executive director in March 2021, the Board granted a limited waiver to the anti-pledging provision of the Company’s insider trading policy pertaining to a pre-existing pledge arrangement under which shares beneficially owned by Mr. Khimji are pledged as collateral for a general-purpose, secured line of credit. The waiver was granted on the condition that Mr. Khimji resign from the Board in the event that such pledged shares are sold in violation of the Company’s insider trading policy, including the pre-clearance and blackout conditions.

Risk Oversight

The Board plays an important role in the risk oversight of the Company. The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. In particular, the Board of Directors administers its risk oversight function through:

•

the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market and other economic conditions, resort operations, potential expansion and growth opportunities, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the review and assessment of risk relative to insurance coverage for our operating activities and financial investments;

•	required approval by the Capital Allocation Committee of certain capital expenditures, investments, business acquisitions or divestitures and other decisions;

•	direct oversight of specific areas of our business by the Audit Committee, Compensation Committee and Nominating and Governance Committee; and

•	periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, our internal control over financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Social and Environmental Commitment

In the first quarter of 2020, we established an Environment, Social and Governance (ESG) Committee which has representation from several areas of the organization to obtain a broader reach for idea generation and to effectively promote best practices and cross-collaboration. Our ESG Committee oversees Playa’s commitment to incorporating environmental sustainability, social responsibility and governance into our daily operations at all levels with an emphasis on reducing our environmental impact, mitigating risks, improving our communities and driving value for all our stakeholders. In addition, the ESG Committee will help to measure our progress on Playa’s ESG initiatives and priorities, adding an element of accountability, which should also increase our effectiveness. Our ESG Committee is focused on cultivating an energetic, engaged and passionate culture that helps each of our employees achieve their own personal goals. Playa supports employees through learning and development opportunities, offering a competitive benefits package and spending time discussing performance and goals of each employee and how the Company can support them in their future. Playa employees understand and take advantage of our Open-Door Policy to communicate suggestions and concerns to Playa’s leadership team. We believe that every individual has a voice that adds value to our organization. By listening to our employees, we learn how to constantly improve and make changes to continuously enhance our working environment.

We strive to foster a culture of inclusive growth and provide a respectful and professional workplace to empower all our employees to express what is important to them and to their communities.

Outside of the workplace, we strive to enrich our communities by partnering with local organizations, volunteering and creating opportunities like internship programs and youth career initiatives. One example of how we care for the communities in which our employees work and live includes the sponsorship of a local school in Jamaica to provide necessities, school supplies and computers, construct and improve facilities, and promote self-sustainability. We also contribute through wetlands restoration, constructing homes for employees, assisting local food banks, and supporting children in group homes and people with disabilities.

Although our operations are international in scope, each community has its own unique needs, characteristics and people. We take pride in our positive impact and investments we make in our local communities, including in times of disaster and giving our employees the creative freedom to guide our resources and attention.

DIRECTOR COMPENSATION

Each of our non-executive directors receive an annual grant of Ordinary Shares with a value of $75,000, which vest one-year from the grant date, and an annual cash retainer of $70,000, payable quarterly, for services as a director. The Lead Independent Director receives an additional annual cash retainer of $25,000, the chairs of the Audit Committee and Compensation Committee each receives an additional annual cash retainer of $20,000 and the chair of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000, in each case, payable quarterly. Should a non-executive director be elected to the Board during the year, any compensation is prorated based on the first date of service. Each non-executive director is entitled to elect to receive his or her annual compensation in the form of Ordinary Shares at their value on the grant date, which have no vesting requirements. Directors who are our employees or are employees of our subsidiaries will not receive compensation for their services as directors. All of our directors are reimbursed for their out-of-pocket expenses incurred in connection with the performance of our Board duties. To encourage our directors to experience our properties as guests, they receive discounts for personal visits to our resorts.

The following table sets forth the compensation paid in 2020 to our non-executive directors for their service to us as directors. Mr. Wardinski did not and does not receive any compensation for his service as a director. In addition, as a result of the adverse effects of the COVID-19 pandemic on Playa’s financial condition and liquidity, several of our non-executive directors voluntarily waived their cash compensation for the second, third and fourth quarters of 2020.

Summary of Non-Executive Director 2020 Compensation
Name	Fees Earned or Paid in Cash	Share Awards(1)	Other	Total
Charles Floyd (2)	$—	$—	$—	$—
Richard B. Fried	$17,500	$75,002	$—	$92,502
Gloria Guevara (4)	$17,500	$75,002	$—	$92,502
Daniel J. Hirsch (3)	$22,500	$75,002	$—	$97,502
Hal Stanley Jones	$90,000	$75,002	$—	$165,002
Thomas Klein (3)	$20,000	$75,002	$—	$95,002
Elizabeth Lieberman	$102,500	$75,002	$—	$177,502
Peter Melhado (3)	$17,500	$75,002	$—	$92,502
Karl Peterson (2)	$—	$—	$—	$—
Arturo Sarukhan (3)	$17,500	$75,002	$—	$92,502
Christopher W. Zacca	$17,500	$75,002	$—	$92,502

(1)	Represents the grant-date fair value of the Ordinary Shares granted to our non-executive directors, based on the closing price of our Ordinary Shares of $7.92 on the grant date of January 2, 2020.
(2)	Waived all compensation for services as a non-executive director.
(3)	Resigned from the Board effective March 31, 2020.
(4)	Resigned from the Board effective December 31, 2020.

Director Stock Ownership

Please refer to “Corporate Governance and Board Matters – Stock Ownership Guidelines” for a discussion of the stock ownership guidelines applicable to our non-executive directors.

EXECUTIVE OFFICERS

Our day-to-day management is carried out by our Chief Executive Officer and our other executive officers. Subject to rights pursuant to any consulting or employment agreements, executive officers (except for our Chief Executive Officer, who is the executive director on the Board and, in accordance with Dutch law, must be appointed by the AGM) serve at the discretion of the Board. The business address of our executive officers is our registered office address at Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

A brief biography of each of our executive officers (other than Mr. Wardinski) is set forth below. Please see the section entitled “Item 1. Appointment of Directors” above for information about Mr. Wardinski, who serves as our Chairman and Chief Executive Officer.

Ryan Hymel, 39, has served as Chief Financial Officer since July 1, 2017. Mr. Hymel has held several positions at the Company and our Predecessor, including as Senior Director of Treasury & Planning from 2012 to 2014, as Vice President of Treasury & Planning from 2014 to 2016, and most recently as Senior Vice President & Treasurer. Mr. Hymel has over 16 years of experience working within the hospitality sector. He began his career with the hotel management company Barceló Crestline Corporation in 2004. Mr. Hymel holds a Bachelor of Arts from the University of Virginia and a Master of Business Administration from Georgetown University – The McDonough School of Business.

Greg Maliassas, 48, has served as Chief Operating Officer since January 1, 2021. Previously, he served as Executive Vice President and Chief Operating Officer of Playa Resorts Management, the Company’s management company, since 2019. Prior to joining the Company, Mr. Maliassas served as Senior Vice President Operations from 2014 to 2019 for the luxury and premium brands of Accor Hotels in Central & Eastern Europe, Benelux and Switzerland, overseeing a portfolio of over 45 hotels. He has managed and developed upscale hotels in Europe, North America and the Middle East for over 20 years while holding positions such as Vice President North, Central and Eastern Europe, as well as Senior Vice President Middle East, Africa and Indian Ocean for Sofitel Hotels & Resorts. Mr. Maliassas was instrumental in dozens of hotel openings, renovations and hotel constructions, collaborating with renowned hotel developers, designers and architects around the world. Mr. Maliassas, who speaks five languages fluently, was born and raised in Luxembourg, holds a degree in International Hotel Management from Les Roches, Switzerland and a postgraduate degree from the University of Surrey, UK.

Kevin Froemming, 59, has served as our Chief Commercial Officer since August 2019 and previously as our Chief Marketing Officer since March 12, 2017. Mr. Froemming previously served as our Predecessor’s Chief Marketing Officer since January 2014. Prior to joining Playa in January 2014, Mr. Froemming was President of Unique Vacations Inc., the worldwide representatives of Sandals & Beaches Resorts, from October 2003 to November 2013. Mr. Froemming brings more than 20 years of experience in marketing, sales, technology, and customer support operations. Prior to his tenure as President of Unique Vacations Inc., he rose to the position of Chief Operating Officer of The Mark Travel Corporation’s owned brands. In this capacity, he was responsible for bottom line profitability, and led the acquisition and integration team that was responsible for the addition of several major travel companies that were integrated into The Mark Travel Corporation’s portfolio of brands. He has also held senior positions at Wyndham Hotels and Renaissance Cruise Lines. Mr. Froemming graduated from Marquette University with a Bachelor of Science.

Tracy M.J. Colden, 59, has served as our Executive Vice President and General Counsel for the Company since January 2020. Ms. Colden has more than three decades of experience in the hospitality and lodging industry. Prior to joining the Company, Ms. Colden was a principal in the Law Offices of Tracy M. J. Colden from September 2008. Ms. Colden has also served as Executive Vice President and General Counsel for Highland Hospitality Corporation, a lodging and hospitality REIT, and as Executive Vice President and General Counsel of Crestline Capital Corporation. Ms. Colden was an Assistant General Counsel at Host Marriott Corporation (now Host Hotels & Resorts, Inc.) from 1996 to 1998. Ms. Colden began her career in 1988 at

Hogan & Hartson (now Hogan Lovells US LLP). Throughout her career, Ms. Colden has focused on the structuring, negotiation and documentation of complex real estate transactions, including, acquisitions, dispositions, debt and equity financings, joint ventures and the negotiation of management and franchise agreements. Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor from the University of Virginia School of Law. Ms. Colden is a Certified Public Accountant (inactive) and is a member of the District of Columbia Bar, the Florida Bar and the State Bar of Michigan (emeritus status).

SIGNIFICANT EMPLOYEES

Alexander Stadlin, 66, has served as Special Advisor to the Chairman and Chief Executive Officer since January 1, 2021. Mr. Stadlin previously served as our Chief Operating Officer from March 12, 2017 through December 31, 2020. He also served as our Predecessor’s Chief Operating Officer since January 2013 and as Chief Executive Officer of our subsidiary, Playa Management USA, LLC (“Playa USA”) since November 2013. Mr. Stadlin joined our Predecessor’s prior parent in May 2008 as Senior Vice President of Asset Management and was promoted to his current position as Chief Operating Officer in January 2013. During his tenure with our Predecessor and our Predecessor’s prior parent, Mr. Stadlin has played a key role in the expansion and repositioning of the portfolio including: development of the 619-room Hyatt Ziva Los Cabos which reopened in 2009 as Barceló Los Cabos and was rebranded in late 2013, the brand repositioning of Dreams La Romana and Dreams Palm Beach in the Dominican Republic, as well as the expansion, renovation and rebranding of the former 378-room Dreams Cancún into the 547-room Hyatt Ziva Cancún. Prior to joining our Predecessor’s prior parent, Mr. Stadlin served as Vice President for Latin America at Marriott International, where he increased Marriott’s presence in the region by 21 hotels in seven years. During his 33-year tenure at Marriott International, Mr. Stadlin held numerous international management positions in the UK, Germany and Mexico, as well as throughout the Middle East and Africa. Mr. Stadlin graduated with a Bachelor of Science from the School of Hotel Administration at Cornell University in 1975. In 2007, Mr. Stadlin attended the Executive Program in Strategy and Organization at Stanford University. Mr. Stadlin has won numerous industry accolades and is active in the lodging community. He served as Chairman of the Polanco Hotel Association and was a member of the board of the Mexican Hotel Association and of the American Chamber of Commerce.

Fernando Mulet, 45, has served as our Chief Development Officer since November 2018. Since joining our Predecessor in 2006, Mr. Mulet has been instrumental in the Company’s growth and has played a key role in the formation of our strategic alliances. Prior to joining Playa, Mr. Mulet was the Director of International Investments & Asset Management with Highland Hospitality Corporation and before that he began his career in the hospitality industry at Barceló Hotels & Resorts. A native of Spain, Mr. Mulet earned his Bachelor of Arts at the Universidad de Comillas in Madrid, Spain and earned a certification in Real Estate, Development and Hotels Investment from The School of Hotel Administration at Cornell University.

Brandon B. Buhler, 43, has served as our Chief Accounting Officer since August 2017. Mr. Buhler joined our Predecessor in early 2014 as the Director of Financial Reporting and has been responsible for managing our Predecessor’s and the Company’s corporate accounting, financial systems, internal controls, financial reporting and technical accounting functions. Prior to joining our Predecessor, Mr. Buhler worked as an auditor at Deloitte & Touche LLP for over ten years. Mr. Buhler holds both a Bachelor of Science and a Master of Science from the Marriott School of Management at Brigham Young University, and is a Certified Public Accountant (CPA) and a member of the American Institute of CPAs.

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

In 2020, our named executive officers (“NEOs”) were:

•	Bruce D. Wardinski, Chairman and Chief Executive Officer

•	Ryan Hymel, Chief Financial Officer

•	Alexander Stadlin, Former Chief Operating Officer

•	Kevin Froemming, Chief Commercial Officer

•	Tracy M.J. Colden, Executive Vice President and General Counsel

Ms. Colden was appointed to her position on January 1, 2020. Mr. Stadlin transitioned from his position as Chief Operating Officer to a new role as Special Advisor to the Chief Executive Officer effective January 1, 2021.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain highly-qualified executive officers, compensate them for performance in alignment with shareholder interests and support our business strategy by aligning pay with performance, providing market-competitive opportunities, managing costs and requiring significant stock ownership. Our programs are designed to provide executives with meaningful award opportunities and realized pay which is tied to the achievement of stretch financial and strategic objectives. In line with this, our programs are designed to:

•	Attract, retain and motivate executives who are capable of advancing our long-term strategy;

•

Provide at-risk, or variable, pay as the majority of our NEOs’ target total direct compensation is in the form of annual and long-term incentive awards that are earned, or increase or decrease in value, based on company and stock performance;

•	Align shareholder and executive interest with a requirement of significant stock ownership and performance-based stock awards using total shareholder return (“TSR”) as a performance metric; and

•	Mitigate compensation costs with program designs that consider the finances behind them, such as accounting impacts, cash flow and share usage.

We review our compensation approach annually to ensure it continues to meet our goals of aligning pay with short-term financial and operational objectives and long-term shareholder value.

The following key features of our compensation program reflect our philosophy:

What We Do	What We Do Not Do

✓  Utilize a goal-setting process that aligns executive officer goals and objectives with our strategy.

✓  Empower the Compensation Committee to decrease incentive payments when results not driven by company or individual performance.

✓  Design our compensation programs to reflect our culture of pay for performance, with a significant portion of NEO compensation being performance and equity based.

✓  Subject all equity awards to forfeiture provisions.

✓  Impose robust stock ownership requirements on our named executive officers.

✓  Incentivize long-term performance through equity awards with multi-year performance periods.

✓  Impose caps on annual incentive compensation payments and performance-based restricted stock awards.

  No undue risks from overemphasis on any one metric or short-term goal.

  No hedging or pledging company stock permitted by executive officers.

  No single-trigger change-in-control provisions.

  No excise tax gross-ups upon a change in control.

  No individual change-in-control arrangements.

  No guaranteed bonus arrangements with our NEOs.

  No excessive perquisites.

Emphasis on At-Risk Compensation

In order to align the interests of our NEOs with the interests of our shareholders, a significant percentage of target compensation each year is performance and equity-based and will therefore vary depending on achievement of specific goals, including total shareholder return. The charts below break out the fixed and variable “at-risk” components of our NEOs’ target total direct compensation. Eighty-seven percent (87%) of the Chairman and CEO’s compensation and on average eighty percent (80%) of compensation for all other NEOs varies and is at risk.

Alignment of Pay for Performance

The relationship between the realized pay of our Chairman and Chief Executive Officer and his target total direct compensation for the period of 2018 to 2020 underscores our commitment to compensation programs that pay for performance and our practice of establishing performance goals that are difficult to achieve.

*

For purposes of this analysis, realizable total direct compensation includes actual base salary paid, actual bonus earned, and the value of vested time-based restricted shares on the vesting date and for unvested time-based restricted shares based on the stock price on the grant date. All performance-based restricted shares for this period were forfeited as discussed below.

Elements of NEO Compensation

Component	Description	Objective
Base Salary	Fixed component of compensation paid at regular intervals.	Base salary is designed to compensate our NEOs at a competitive, fixed level to ensure they do not risk short or long-term results for greater variable pay, in addition to serving as a retention tool.

Management Incentive Plan (“MIP”)	Short-term cash incentive plan tied to annual performance against pre-established EBITDA and/or other objectives the Compensation Committee believes support sustained long-term performance.	Aligns annual cash compensation opportunities with business strategy and motivates and rewards achievement of annual financial, operational, and individual goals.

Long-Term Equity Incentives	A mix of performance-based and time-based awards. The performance-based awards typically have a performance measurement period of three years, and time-vested awards typically vest over three years subject to continued service with Playa.	Motivates NEOs to focus on sustained financial performance and longer-term value creation. Aligns executive and shareholder interests, and long-term strategy with long-term performance. Multi-year vesting periods aid in retention.

Our NEOs also participate in other compensation programs available to all employees of the Company including:

Retirement Savings Opportunities: All eligible employees are able to participate in the Playa Management USA, LLC 401(k) Profit Sharing Plan & Trust (“401(k) plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax-efficient manner. Under our 401(k) plan, employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution. Employees are able to participate in the 401(k) plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. We currently match 100% of each employee’s contributions up to the first 3% of the employee’s base salary and 50% of the next 2% of the employee’s base salary, although we, in our sole discretion, may at any time or from time-to-time determine to discontinue matching employee contributions or change the level at which we make any matching contributions. Our contributions vest immediately. The employee contributions and our match are invested in selected investment alternatives according to the employee’s directions. The 401(k) plan and its trust are intended to qualify under Sections 401(a) and 501(a) of the Code as a tax qualified retirement plan. Contributions to the 401(k) plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) plan and matching contributions are deductible by us when made subject to applicable Code limits.

Health and Welfare Benefits: We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are provided are not expected to discriminate in scope, terms or operation in favor of executive officers and are available to all full-time employees.

Compensation Process

The Compensation Committee of our Board, which consists entirely of independent directors, is responsible for determining the compensation of our named executive officers. The factors considered by the Compensation Committee include:

•

View of Board and CEO: The Compensation Committee solicits the views of the Board on compensation of all named executive officers, particularly for Mr. Wardinski. The Compensation Committee solicits the views and recommendations of Mr. Wardinski with respect to the compensation of all other named executive officers. The Compensation Committee solicits the views and recommendations on executive compensation program design from the Chairman and CEO and the SVP Human Resources.

•

Input of the Independent Compensation Consultant: The Compensation Committee approved the retention of AETHOS Consulting Group (AETHOS) as its independent compensation consultant. AETHOS has provided the Compensation Committee compensation advice independent of the Company’s management, including with respect to the composition of the peer group discussed below. The Compensation Committee has sole authority to retain and terminate the independent compensation consultant. Under the Compensation Committee’s direction, AETHOS periodically interacted with members of Playa’s senior executive team to provide insight into industry practices and market trends.

•

Peer Group Analyses: Playa has few public company competitors with its specific business model. To ensure that we attract, retain and motivate our executive team in a competitive talent market, the Compensation Committee regularly examines pay practices from, and pay data for executives within, a peer group of 17 publicly-traded hospitality companies. While the Compensation Committee believes that peer group consistency maximizes year-over-year comparability, the 2020 peer group membership was reduced from the 23 hospitality companies in 2019 due to the elimination of vacation ownership companies (i.e., Hilton Grand Vacations and Marriott Vacations Worldwide), three organizations which no longer had a relevant position match for our Chief Commercial Officer (Cedar Fair LP, Linblad Expeditions and Six Flags) and Chesapeake Lodging Trust due to its merger with Park Hotels & Resorts. The Compensation Committee, in conjunction with the independent compensation consultant and the Chairman and CEO, selected the current peer group to include companies Playa would seek executive talent from, operate in comparable market segments to, and which are of a similar size and scope. Because Playa is smaller in market cap and annual revenues compared to the peer group, we generally focus on the 25th percentile of peer group compensation when considering market practices in connection with setting target and actual compensation amounts.

The table below shows our 17-company peer group and whether pay data and/or compensation practices for each company was reviewed by the Compensation Committee. This data is only one of a number of factors the Compensation Committee uses to make final pay decisions.

Company	Compensation Program Practice	Actual Compensation Practice	Chairman & CEO	Chief Operating Officer	Chief Financial Officer	Chief Commercial Officer	General Counsel
Chatham Lodging Trust	x	x	x	x	x
Choice Hotels	x
DiamondRock Hospitality	x	x	x	x	x		x
Hersha Hospitality Trust	x	x	x	x	x
Hilton Worldwide	x
Host Hotels & Resorts	x
Hyatt Hotels	x
Loews Hotels	x	x	x
Marriott International	x
Park Hotels and Resorts	x
PebbleBrook Hotel Trust	x	x	x		x
RLJ Lodging Trust	x	x	x		x
Ryman Hospitality Properties	x	x	x		x		x
Summit Hotel Properties	x	x	x	x	x		x
Sunstone Hotel Investors	x	x	x	x	x		x
Vail Resorts	x	x	x		x	x	x
Xenia Hotels & Resorts	x	x	x	x	x

The following table illustrates a comparison of Playa’s market capitalization and revenues to the 25th percentile of peer group used for actual compensation purposes. This information was provided by AETHOS to the Compensation Committee in November 2020:

Percentile	Peer Group Market Capitalization	Peer Group 2019 Revenues	Playa Market Capitalization vs. Peer Group	Playa 2019 Revenues vs. Peer Group
25th Percentile	$635,840,500	$620,674,000	(6.0%)	2.5%

Each year, the Compensation Committee requests that AETHOS provide a competitive review of target and actual total direct compensation for each NEO, including each of the following compensation components: base salary, paid bonus, bonus target, bonus cap, and annual target long-term incentive value. For example, Playa’s 2019 target total direct compensation was, on average, 1% below the market 25th percentile and the actual total direct compensation was, on average, 22% below the market 25th percentile as a result of our NEOs receiving no payout under the MIP due to 2019 performance. The Compensation Committee also regularly reviews market compensation practices of the peer group to inform compensation program design decisions.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held corporation to each of its “covered employees.” Prior to the enactment of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “TCJA”), a publicly held corporation’s covered employees included its chief executive officer and three other most highly compensated executive officers serving at the end of the taxable year (other than the chief financial officer), and certain “qualified performance-based compensation” was excluded from the $1.0 million deduction limit. The TCJA made certain changes to Section 162(m), effective for taxable years beginning after December 31, 2017. These changes include, among others, expanding the definition of “covered employee” to include a publicly held corporation’s chief financial officer and any individual who was a covered employee of the corporation in any taxable year beginning after December 31, 2016, and repealing the qualified performance-based compensation exception, subject to a transition rule for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017, and which was not modified in any material respect on or after that date. Our policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee may authorize compensation that would not be deductible under Section 162(m) of the Code or otherwise if it determines that such compensation is in the best interests of us and our shareholders.

2020 Compensation Decisions

Overview

The COVID-19 pandemic and the public health measures that were undertaken in response thereto, including border closings, quarantines, “shelter-in-place” orders, “social distancing” and other government imposed restrictions, had a significant adverse impact on the travel and hospitality industries and our business starting in the first quarter of 2020. Due to the spread of the COVID-19 pandemic and the associated restrictions placed on international travel, we temporarily suspended operations at all of our resorts in late March 2020 and subsequently began reopening our resorts on July 1, 2020. Resorts that reopened in the second half of 2020 operated and continue to operate at occupancies well below our historical results. For the full year 2020, occupancy for our total portfolio was 26.9% (compared to 77.3% in 2019) and our net loss was $262.4 million (compared to a net loss of $4.4 million in 2019).

Playa’s 2020 compensation program, including related performance metrics and goals, was established prior to the COVID-19 pandemic having a significant impact on our business. The following is a summary of each of the elements of the 2020 compensation program as originally established, the changes that were made during 2020 as a result of the pandemic and the related change in our business strategy, and the final amounts actually paid or awarded for each compensation element.

2020 Base Salary

Base salary decisions are made by the Compensation Committee considering Playa’s salary budget, the position’s scope, individual performance and experience, external competitiveness, internal equity and any other relevant factors. Base salaries are reviewed annually. In December 2019, the Compensation Committee approved 2020 base salaries at the same level as for 2019. below.

Name	2019 Base Salary	Percent Increase	2020 Base Salary
Bruce D. Wardinski	$750,000	—%	$750,000
Ryan Hymel	$425,000	—%	$425,000
Alex Stadlin	$550,000	—%	$550,000
Kevin Froemming	$445,000	—%	$445,000
Tracy M.J. Colden	*	*	$375,000

*	Ms. Colden was appointed General Counsel effective January 1, 2020.

In order to assist Playa with addressing its liquidity challenges resulting from the shutdown of its resorts in response to the pandemic, in March 2020 each of the NEOs mutually agreed with Playa to temporarily reduce their salaries. Mr. Wardinski agreed to reduce his base salary to $0 as of March 29, 2020 for the remainder of 2020. The other NEOs agreed to reductions of 25%—50% from March 29, 2020 through July 6, 2020, when they were reinstated to 100%.

The following table shows the resulting adjustments to 2020 base salaries.

Name	2020 Original Base Salary	Annualized Percent Decrease	2020 Adjusted Base Salary
Bruce D. Wardinski	$750,000	(73.1)%	$201,924
Ryan Hymel	$425,000	(8.1)%	$390,674
Alex Stadlin	$550,000	(16.2)%	$461,153
Kevin Froemming	$445,000	(9.4)%	$403,066
Tracy M.J. Colden	$375,000	(9.4)%	$339,665

2020 Management Incentive Plan (MIP)

For 2020, all of the NEO’s MIP payments were originally to be based on the achievement of an annual adjusted EBITDA goal established by the Compensation Committee. The target amount under the MIP for each NEO was determined as a percentage of base salary, equal to 125% of base salary for our Chairman and CEO and 75% of base salary for the other NEOs. The target amounts were set by the Compensation Committee taking into consideration peer group benchmark data and the NEO’s target total direct compensation.

Payments under the MIP for 2020 for NEOs other than the Chairman and CEO would have paid out as follows: 0% for below-threshold performance; 50% of target for threshold performance; 100% for target performance; and 175% for maximum performance. Payments under the MIP for 2020 for the Chairman and CEO could have paid out as follows: 0% for below-threshold performance; 50% of target for threshold performance; 100% for target performance; and 200% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis. Due to the effects of the COVID-19 pandemic, Playa’s adjusted EBITDA was negative and thus the 2020 threshold performance level of $158.9 million was not met.

As noted above, with the onset of the COVID-19 pandemic at the end of the first quarter of 2020, senior management and the Board, including the Compensation Committee, recognized that Playa would have to completely change its regular business strategy in order to survive the challenges of the pandemic. The Compensation Committee recognized in May 2020 that the performance goals set for the 2020 MIP would be impossible to meet and were no longer consistent with Playa’s pandemic survival strategy. However, given the uncertainties regarding the impact of the pandemic on Playa’s business during 2020, the Compensation Committee decided not to set alternative metrics or goals during the year, but to consider senior management’s performance at the end of the year.

In December 2020, the Compensation Committee awarded the NEOs a bonus of 75% of their 2020 bonus target. In approving the award, the Compensation Committee considered the NEOs’ 2020 accomplishments, including:

•	advancing the pandemic goal of protecting our guests and employees, including the creation and implementation of the SafeStayTM initiative and the effective transition to a remote working environment;

•

the NEOs’ extraordinary efforts to mitigate the significant liquidity risks created by the significant reduction in the Company’s revenues resulting from resort closures and travel restrictions, including the successful financing transactions and resort sales, financing agreement amendments and major reductions in operating expenses;

•

executing the rapid closure of all of our resorts in late March 2020 in a safe, secure and cost-effective manner, and then successfully executing re-openings during the third and fourth quarters of 2020;

•	expanding Playa’s ESG initiatives and reporting, including the creation of the new ESG Committee; and

•

positioning Playa to capitalize on opportunities as the pandemic subsides, including by increasing the relative percentage of direct sales through www.playaresorts.com, rebooking significant 2020 group reservations to 2021, and selling non-core assets to free up capital for potential attractive acquisition opportunities in the wake of the pandemic.

The table below illustrates the bonus payments paid out to our NEOs for their 2020 performance.

Name	Target Bonus	Bonus Earned
Bruce D. Wardinski	$937,500	$703,125
Ryan Hymel	$318,750	$239,063
Alex Stadlin	$412,500	$309,375
Kevin Froemming	$333,750	$250,313
Tracy M.J. Colden	$281,250	$210,938

2020 Equity Awards Pursuant to the Long-Term Incentive Plan

In December 2019, the Compensation Committee, taking into consideration market information and each NEO’s potential contribution to our long-term strategy and success, among other factors, determined a target value of 2020 equity awards to be issued to each of the named executive officers in 2020 pursuant to the 2017 Plan. The awards approved by the Compensation Committee were granted on January 2, 2020, with each NEO’s target award value based on the fair market value per share of $7.92 on the grant date.

Each of the NEO’s awards consisted of 50% time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares. The performance-based restricted shares vest 50% each based on achievement of TSR and EBITDA per share three-year compound annual growth rate goals, each established by the Compensation Committee for the performance period of January 2, 2020 through December 31, 2022. At the time of grant, the Compensation Committee believed that it would be challenging for the Company to achieve these performance goals.

The total number of performance-based restricted shares that are earned based achievement of these goals is based on an achievement factor (expressed as a percentage of the number of target shares) ranging from a 0% payout for below threshold performance, to 50% for threshold performance, to 100% for target performance, and up to 150% for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis.

At a meeting in October 2020, the Compensation Committee determined that as a result of the impact of the COVID-19 pandemic on the Company’s 2020 results and its expected ongoing impact on 2021 and potentially 2022 results, the TSR and EBITDA/share goals established for the 2020 – 2022 performance period would be almost impossible to achieve and that the earned value for this award would likely be $0. In consultation with the Compensation Committee, the NEOs voluntarily forfeited the 2020 performance-based restricted shares.

The following table summarizes the 2020 awards:

		Time- Based Restricted Share Award Annual Grant		Performance-Based Restricted Share Award Annual Grant
Name	Total Long-Term Incentive Annual Target Value	Target Value	Number of Shares	Target Value	Number of Shares
Bruce D. Wardinski	$3,499,998	$1,750,003	220,960	$1,749,995	220,959
Ryan Hymel	$1,199,998	$600,003	75,758	$599,995	75,757
Alex Stadlin	$999,996	$499,998	63,131	$499,998	63,131
Kevin Froemming	$1,049,994	$525,001	66,288	$524,993	66,287
Tracy M.J. Colden	$499,998	$250,003	31,566	$249,995	31,565

2018 – 2020 Performance-Based Restricted Share Awards and 2019 – 2021 Performance-Based Restricted Share Awards

In 2018, the Compensation Committee issued performance-based restricted share awards to all NEOs for the performance period of January 2, 2018 through December 31, 2020. The performance-based restricted shares would vest 50% each based on achievement of absolute TSR goals and adjusted EBITDA three-year compound annual growth rate goals, each established by the Compensation Committee at the beginning of the performance period. Awards would be paid out in Ordinary Shares and would range from 0% payout for below-threshold performance, to 50% of target for threshold performance, 100% for target performance, and 150% of target for maximum performance. For actual performance between the specified threshold, target and maximum levels, the resulting achievement percentage is adjusted on a linear basis. In 2019, the Compensation Committee issued similar performance-based restricted share awards to all NEOs for the performance period of January 2, 2019 through December 31, 2021.

At a meeting in October 2020, the Compensation Committee determined that as a result of the impact of the COVID-19 pandemic on the Company’s 2020 results and its expected ongoing impact on 2021 results, the TSR and EBITDA/share goals established for the 2018 – 2020 performance period and the 2019 – 2021 performance period would be impossible to achieve and that the earned value for these awards would likely be $0. In consultation with the Compensation Committee, the NEOs voluntarily forfeited both the 2018 and the 2019 performance-based restricted shares.

The tables below outline the goals established by the Compensation Committee for the 2018 – 2020 performance period and the results:

Total Shareholder Return Goal
Threshold	Target	Maximum	Results	% Goal Achieved
8.0%	12.0%	16.0%	(20.8)%	— %

CAGR EBITDA Goal
Threshold	Target	Maximum	Results	% Goal Achieved
6.0%	9.0%	12.0%	(149.9)%	—%
$203,503,000	$221,275,000	$240,053,000	$(21,173,000)	—%

2021 Compensation Outlook

The Compensation Committee made the following modifications to the executive compensation program for 2021. The Compensation Committee made these decisions in alignment with the compensation philosophy balanced with its desire to appropriately motivate, reward and retain the NEOs as they continue to manage Playa’s performance during a period of worldwide economic challenges and uncertainty.

2021 Base Salary

The Compensation Committee, after considering performance, comparison to the market, and other factors, approved the base salary adjustments shown in the following table for the NEOs for 2021. Mr. Wardinski has not received a salary increase since 2015.

Name	2020 Base Salary	Percent Increase	2021 Base Salary
Bruce D. Wardinski	$750,000	—%	$750,000
Ryan Hymel	$425,000	11.8%	$475,000
Kevin Froemming	$445,000	2.2%	$455,000
Tracy M.J. Colden	$375,000	13.3%	$425,000

2021 Management Incentive Plan (MIP)

There are no changes to the incentive thresholds, targets and caps for any of the NEOs for 2021. Because of the continued uncertainty within the hospitality industry, the Compensation Committee approved the following approach for 2021 MIP payments for the NEOs, with results measured independently:

•	25% based on team-based annual objectives aligned to operating, environmental, social and governance goals which support the growth of Playa in the short- and long-term; and

•	75% based on an Adjusted EBITDA goal for the period from July 1 – December 31, 2021.

2021 Equity Awards Pursuant to the Long-Term Incentive Plan (LTIP)

In December 2020, the Compensation Committee approved January 2021 award grants to the NEOs that again consisted of 50% time-based restricted shares, vesting pro rata over three years, and 50% performance-based restricted shares. The performance-based restricted shares vest 50% each based on achievement of a relative TSR compared to a select peer group of companies, with the award capped at 100% of target should Playa’s absolute TSR be negative, and a compound average growth rate of Playa’s stock price. The shares awarded totaled $3,996,557 for Mr. Wardinski, $1,754,587 for Mr. Hymel, $1,559,628 for Mr. Froemming and $1,023,506 for Ms. Colden.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Submitted by:

Charles Floyd, chairperson

Hal Stanley Jones

Karl Peterson

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following summary compensation table sets forth the annual base salary and other compensation paid to each of our NEOs for 2020, 2019 and 2018.

Name	Year	Salary($)	Bonus($)(1)	Non-Equity Incentive Plan ($)(2)	Share Awards ($)(3)	All Other Compensation ($)(4)	Total
Bruce D. Wardinski	2020	201,924	703,125	—	3,158,615	7,429	4,071,093
Chairman and Chief Executive Officer	2019	750,000	—	—	2,256,057	12,460	3,018,517
	2018	750,000	—	614,063	2,495,410	11,900	3,871,373

Ryan Hymel	2020	390,674	239,063	—	1,082,953	12,360	1,725,050
Chief Financial Officer	2019	425,000	—	—	812,183	12,100	1,249,283
	2018	375,001	—	208,477	1,398,162	11,900	1,993,540

Alexander Stadlin(5)	2020	461,153	309,375	—	902,456	12,452	1,685,436
Former Chief Operating Officer	2019	550,000	—	—	902,422	16,194	1,468,616
	2018	540,002	—	300,192	1,134,269	11,900	1,986,363

Kevin Froemming	2020	403,066	250,313	—	947,579	9,078	1,610,036
Chief Commercial Officer	2019	445,000	—	—	676,818	12,100	1,133,918
	2018	434,998	—	241,817	680,562	11,900	1,369,277

Tracy M.J. Colden(6)	2020	339,665	210,938	—	451,228	12,166	1,013,997
General Counsel

(1)

As discussed in “Compensation Discussion and Analysis – 2020 Compensation Decisions—2020 Management Incentive Plan (MIP),” the Compensation Committee exercised its discretion with respect to the 2020 MIP to award bonuses at 75% of target.

(2)

Represents amounts earned pursuant to the Management Incentive Plan which are awarded by the Compensation Committee after the end of the noted fiscal year based on a combination of individual and corporate performance. In 2019, no amounts were paid out under the MIP due to below-threshold performance. The amount reflected for Mr. Wardinski in 2018 represents the amount that would have been payable in cash pursuant to the MIP. However, at Mr. Wardinski’s request, in lieu of a cash payment, the Company issued Mr. Wardinski 100,732 time-based restricted shares in February 2019 subject to one-year time vesting, which had a grant date fair value of $767,578.

(3)

Represents the aggregate grant date fair value of time-based restricted shares and target performance-based restricted shares granted to the NEOs on January 2, 2018, January 2, 2019, September 19, 2019 and January 2, 2020 in each case computed in accordance with FASB ASC Topic 718. The amount also includes the aggregate grant date fair value of time-based restricted shares granted to Mr. Hymel on November 1, 2018. For information regarding the Company’s assumptions made in the valuation of performance-based equity awards, see Note 12 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K. For the performance-based restricted shares granted in 2020, the grant date fair value assuming maximum performance would have been $2,624,993, $899,993, $749,996, $787,490 and $374,992 for Messrs. Wardinski, Hymel, Stadlin and Froemming and Ms. Colden, respectively. All outstanding performance-based equity awards, including the 2020 grants, were voluntarily waived and forfeited by each NEO in October 2020. The following table shows the grant date fair value of the time-based restricted shares.

Grant Date Fair Value of Time-Based Restricted Shares
Year	Wardinski	Hymel	Stadlin	Froemming	Colden
2020	$1,750,003	$600,003	$499,998	$525,001	$250,003

(4)

For each named executive officer, the amount shown in “All Other Compensation” represents our matching contribution to the 401(k) plan for the NEO’s benefit of $6,085, $11,400, $11,400, $8,118 and $11,400 for Messrs. Wardinski, Hymel, Stadlin and Froemming and Ms. Colden, respectively and Company-paid life insurance premiums of $1,344, $960, $1,052, $960 and $766 for Messrs. Wardinski, Hymel, Stadlin and Froemming and Ms. Colden, respectively.

(5)	Mr. Stadlin transitioned from his position as Chief Operating Officer to a new role as Special Advisor to the Chief Executive Officer effective January 1, 2021.
(6)	Ms. Colden was appointed General Counsel effective January 1, 2020.

Grants of Plan Based Awards Table

The following table sets forth information with respect to plan-based awards granted in 2020 to our NEOs:

						Share Awards
			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Date of Compensation Committee Approval	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Other Stock Awards: Number of Shares(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Bruce D. Wardinski			468,750	937,500	1,875,000
	December 11, 2019	January 2, 2020				110,480	220,959	331,439		1,408,612
	December 11, 2019	January 2, 2020							220,960	1,750,003
Ryan Hymel			159,375	318,750	557,813
	December 11, 2019	January 2, 2020				37,879	75,757	113,636		482,949
	December 11, 2019	January 2, 2020							75,758	600,003
Alexander Stadlin			206,250	412,500	721,875
	December 11, 2019	January 2, 2020				31,566	63,131	94,697		402,459
	December 11, 2019	January 2, 2020							63,131	499,998
Kevin Froemming			166,875	333,750	584,063
	December 11, 2019	January 2, 2020				33,144	66,287	99,431		422,578
	December 11, 2019	January 2, 2020							66,288	525,001
Tracy M.J. Colden			140,625	281,250	492,188
	December 11, 2019	January 2, 2020				15,783	31,565	47,348		201,225
	December 11, 2019	January 2, 2020							31,566	250,003

(1)

Amounts in these columns represent plan awards pursuant to our annual MIP for the 2020 fiscal year. For the actual amounts paid to the NEOs pursuant to the MIP for 2020, see the Summary Compensation Table above.

(2)

Amounts in this column represent grants of performance-based restricted shares, which were to vest at the end of the performance period from January 2, 2020 to December 31, 2022 based equally on achievement of TSR and EBITDA per share three-year compound annual growth rate goals. As discussed in “Compensation Discussion and Analysis—2020 Compensation Decisions,” the performance-based restricted shares granted on January 2, 2020 were voluntarily waived and forfeited by each NEO in October 2020.

(3)	Amounts in this column represent grants of time-based restricted shares, which vest one-third on January 2 of 2021, 2022 and 2023 subject to the NEO’s employment on such dates.
(4)

Amounts in this column represent the full grant date fair value of each time-based restricted share award and performance-based restricted share award, as computed in accordance with FASB ASC Topic 718. For information regarding the Company’s assumptions made in the valuation of equity awards, see Note 12 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

Employment Agreements

The Company has employment agreements with Mr. Wardinski, our Chairman and Chief Executive Officer, Mr. Hymel, our Chief Financial Officer, Mr. Stadlin, our former Chief Operating Officer, Mr. Froemming, our Chief Commercial Officer and Ms. Colden, our Executive Vice President and General Counsel. On September 23, 2019, the employment agreements for Messrs. Hymel, Stadlin and Froemming were amended to change the severance payments payable to each such executive officer upon termination without cause or termination for good reason within two years following a change in control of the Company, from a payment of one and one-half times base salary to two times base salary. On December 16, 2019, Mr. Wardinski’s employment agreement was amended to eliminate any severance payment payable to Mr. Wardinski if Mr. Wardinski terminates his employment without good reason within sixty days following a change in control of the Company. Mr. Stadlin’s employment agreement was also amended on December 16, 2019 to change the end date to December 31, 2020 in connection with his transition from his current role as Chief Operating Officer to a new role as Special Advisor to the Chief Executive Officer.

Employment Agreement of Mr. Wardinski

Mr. Wardinski, our subsidiary, Playa Resorts Management, LLC (“Playa Management”), and us, solely with respect to Mr. Wardinski’s appointment as our Chief Executive Officer and Chairman of our Board, entered into an employment agreement on December 28, 2018, which was amended on December 16, 2019. Mr. Wardinski’s employment agreement provides for an initial period of employment that ends on December 31, 2023, subject to an automatic extension until December 31, 2024 unless either Playa Management or Mr. Wardinski elects not to extend the term by providing written notice to the other party at least 180 days prior to December 31, 2023 (“Non-Renewal Notice”). Mr. Wardinski serves as the Chief Executive Officer of Playa Management, Chairman of the Board of Managers of Playa Management (the “Playa Management Board”), our Chief Executive Officer and Chairman of our Board.

Mr. Wardinski’s employment agreement provides for a base salary of $750,000 (as may be increased by our Board), an annual discretionary bonus opportunity targeted at a minimum of 125% of base salary (subject to a maximum of at least 200% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management. The annual discretionary bonus opportunity set by the Compensation Committee for 2020 was a target of 125% of base salary and a maximum of 250% of base salary. Mr. Wardinski is also entitled to paid time off and holiday pay in accordance with Playa Management’s policies. In addition, upon termination of Mr. Wardinski’s employment agreement without “Cause” or resignation by Mr. Wardinski for “Good Reason,” as those terms are defined in the employment agreement, Mr. Wardinski will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to two times his base salary at the rate in effect on his last day of employment (the “Wardinski Severance Payment”), paid in 24 equal monthly installments;

•

additional monthly payments equal to $1,500 for a period of 24 months for the purpose of covering Mr. Wardinski’s health insurance, subject to cessation if Mr. Wardinski becomes eligible to obtain insurance coverage from another group insurance plan (the “Wardinski Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ceases.

In the event Mr. Wardinski is terminated without “Cause” or Mr. Wardinski resigns for “Good Reason” following a “Change in Control,” as those terms are defined in the employment agreement (a “Change in Control Termination”), Mr. Wardinski will be eligible to receive the payments set forth above, provided however that the Wardinski Severance Payment shall be increased to 2.99 times Mr. Wardinski’s base salary at the rate in effect on his last day of employment.

In the event that Mr. Wardinski’s employment terminates as a result of “Disability,” as such term is defined in the employment agreement, or death, Mr. Wardinski or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (ii) payments of the Wardinski Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in the employment agreement, if health insurance coverage becomes available to Mr. Wardinski under another group insurance plan during the twelve-month period, payment of the Wardinski Additional Amount shall cease. In addition, in the event of Mr. Wardinski’s death, Mr. Wardinski’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

If either Mr. Wardinski or Playa Management causes Mr. Wardinski’s employment to end on December 31, 2023 by the delivery of a Non-Renewal Notice or if Mr. Wardinski’s employment automatically terminates on December 31, 2024, then, conditioned upon his execution of a separation and release agreement, Mr. Wardinski is entitled to receive an amount equal to six months of his base salary, paid in six equal monthly installments.

Regardless of the reason for any termination of Mr. Wardinski’s employment agreement, including if Mr. Wardinski is terminated for “Cause,” as such term is defined in the employment agreement (other than in the case of Mr. Wardinski’s death or “Disability,” as defined in the employment agreement, which are described above), Mr. Wardinski will be eligible to receive his then-accrued compensation, reimbursement for any outstanding reasonable business expense he has incurred in performing his duties, continued insurance benefits to the extent required by law and any fully vested but unpaid rights under any bonus or other incentive pay plan, or any other employee benefit plan or program of ours or our affiliates.

Mr. Wardinski’s employment agreement provides that Mr. Wardinski is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa Management, us or our affiliates, Mr. Wardinski is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management, us or any of our affiliates; (iii) serving as Chairman of our Board; and (iv) certain other activities and director positions that the Playa Management Board and our Board may approve.

Mr. Wardinski’s employment agreement provides that during the term of his employment and for a period of 18 months (six months in the case of a non-renewal or expiration of his employment and 12 months following a Change in Control Termination, each as described above) following the expiration, resignation or termination of his employment, Mr. Wardinski agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that Mr. Wardinski may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management, us or any of our affiliates in a line of business that we, Playa Management, or any of our affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to Mr. Wardinski’s termination, an employee with a senior management position at Playa Management, us or any of our affiliates. Mr. Wardinski’s employment agreement provides for a confidentiality covenant on the part of Mr. Wardinski both during and after his termination of employment.

Employment Agreements of Messrs. Stadlin and Froemming

On December 28, 2018, Mr. Stadlin and Mr. Froemming each entered into an employment agreement with Playa Management USA, LLC (“Playa USA”), each with an effective date of January 1, 2019. Mr. Stadlin’s employment agreement was amended on September 23, 2019 and December 16, 2019, and Mr. Froemming’s employment agreement was amended on September 23, 2019. The employment agreement of Mr. Stadlin provides for an initial period of employment that ends on December 31, 2020, and the employment agreement of

Mr. Froemming provides for an initial period of employment that ends on December 31, 2021. Mr. Stadlin served as the Chief Executive Officer of Playa USA and Mr. Froemming serves as Chief Commercial Officer of Playa USA. Mr. Stadlin’s employment agreement as described herein terminated effective December 31, 2020.

The employment agreements with each of Messrs. Stadlin and Froemming provide for a base salary of $550,000 and $445,000, respectively (as each may be increased by our Board), an annual discretionary bonus opportunity targeted at 75% of base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa USA. Messrs. Stadlin, and Froemming are also each entitled to paid time off and holiday pay in accordance with the policies of Playa USA. In addition, upon termination of each of the employment agreements without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in each employment agreement, each applicable executive will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•

additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The employment agreements with each of Messrs. Stadlin and Froemming provide that, in the event the executive is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in each employment agreement, the executive will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 2.0 times his base salary at the rate in effect on his last day of employment. In the event that the executive terminates his employment without “Good Reason,” as defined in each employment agreement, conditioned upon his execution of a separation and release agreement, the executive will be eligible to receive a payment of any unpaid portion of his base salary, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa USA.

The employment agreements with each of Messrs. Stadlin and Froemming provide that, in the event that the executive’s employment terminates as a result of “Disability,” as such term is defined in each employment agreement, or death, the executive or his estate, as applicable, conditioned upon his or its execution of a separation and release agreement, will be eligible to receive (i) a payment of any unpaid portion of his base salary, (ii) his pro rata share of his discretionary annual incentive bonus (at no less than target in the event of death) and (iii) payments of the Executive Additional Amount for a period of 12 months following his termination of employment, provided, however, that in the case of termination due to “Disability,” as such term is defined in each employment agreement, if health insurance coverage becomes available to the executive under another group insurance plan during the twelve-month period, payment of the Executive Additional Amount shall cease. In addition, in the event of Messrs. Stadlin or Froemming’s death, such executive’s estate shall be entitled to the fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan.

The employment agreements with each of Messrs. Stadlin and Froemming provide that the executive is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa USA, us or our affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa USA, us or any of our affiliates; and

(iii) certain other activities and director positions that the board of directors of Playa USA and our Board may approve.

The employment agreements with each of Messrs. Stadlin and Froemming provide that during the term of the executive’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, the executive agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that the executive may own five percent or less of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa USA, us or any of our affiliates in a line of business that we, Playa USA, or any of our affiliates conducts or plans to conduct as of the date of the executive’s termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to the executive’s termination, an employee with a senior management position at Playa USA, us or any of our affiliates. The employment agreements with each of Messrs. Stadlin and Froemming provide for a confidentiality covenant on the part of the executive after his termination of employment.

Employment Agreement of Mr. Hymel

On December 28, 2018, Mr. Hymel entered into an employment agreement with Playa Management, with an effective date of January 1, 2019. Mr. Hymel’s employment agreement was amended on September 23, 2019. The employment agreement provides for an initial period of employment that ends on December 31, 2021. Pursuant to the employment agreement, Mr. Hymel serves as the Chief Financial Officer of Playa Management.

The employment agreement with Mr. Hymel provides for a base salary of $425,000 (as may be increased by our Board), an annual discretionary bonus opportunity targeted at 75% of his base salary (subject to a maximum of 131.25% of base salary) and the opportunity to participate in any equity compensation plan, other incentive compensation programs and other health, benefit and incentive plans offered to other senior executives of Playa Management and its affiliates. Mr. Hymel is entitled to paid time off and holiday pay in accordance with the policies of Playa Management. In addition, upon termination of the employment agreement without “Cause” or resignation by the executive for “Good Reason,” as those terms are defined in the employment agreement, Mr. Hymel will, conditioned upon his execution of a separation and release agreement, be eligible to receive the following payments:

•	an aggregate amount equal to his base salary at the rate in effect on his last day of employment (the “Executive Severance Payment”), paid in 12 equal monthly installments;

•

additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation if the executive becomes eligible to obtain insurance coverage from another group insurance plan (the “Executive Additional Amount”); and

•	a pro rata share of his discretionary annual bonus relating to the year in which his employment ends.

The Employment Agreement provides that in the event Mr. Hymel is terminated without “Cause” or resigns for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employment agreement, Mr. Hymel will be eligible to receive the payments set forth above, provided however that the Executive Severance Payment shall be increased to 2.0 times his base salary at the rate in effect on his last day of employment. In the event that Mr. Hymel terminates his employment without “Good Reason,” as defined in the employment agreement with Mr. Hymel, conditioned upon his execution of a separation and release agreement, Mr. Hymel will be eligible to receive a payment of any unpaid portion of his base salary through the effective date of termination, reimbursement for any outstanding reasonable expenses, continued insurance benefits to the extent required by law and payment of any fully vested but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Playa Management or its affiliates.

The employment agreement with Mr. Hymel provides that Mr. Hymel is obligated to devote a substantial majority of his business time, attention, skill and effort to the performance of his duties under the employment agreement, provided that, to the extent such activities do not impair the performance of his duties to Playa Management or its affiliates, the executive is permitted to engage in the following other specified activities: (i) engaging in personal investments and charitable, professional and civic activities; (ii) serving on boards of directors of entities that do not compete with Playa Management or its affiliates; and (iii) certain other activities and director positions that the board of directors of Playa Management may approve.

The employment agreement with Mr. Hymel provides that during the term of Mr. Hymel’s employment and for a period of 12 months following the expiration, resignation or termination of his employment, Mr. Hymel agrees not to (i) engage in any competing business in certain geographic regions, provided, however, that he may own five percent of the outstanding stock of any publicly traded corporation or other entity that engages in a competing business, (ii) solicit for the purpose of conducting a competing business any customer or prospective customer of Playa Management or its affiliates in a line of business Playa Management or one of its affiliates conducts or plans to conduct as of the date of his termination, or (iii) solicit or employ any person who is, or was at any time during the two-year period prior to his termination, an employee with a senior management position at Playa Management or its affiliates. The employment agreement with Mr. Hymel provides for a confidentiality covenant on the part of Mr. Hymel after his termination of employment.

Employment Agreement of Ms. Colden

On January 2, 2020, Ms. Colden entered into an employment agreement with Playa Management, with an effective date of January 1, 2020. The employment agreement provides for an initial period of employment that ends on December 31, 2022. Pursuant to the employment agreement, Ms. Colden serves as the General Counsel of Playa Management. The terms of Ms. Colden’s employment agreement are otherwise substantially the same as Mr. Hymel’s employment agreement, with the exception of a base salary for Ms. Colden set at $375,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2020. All time-based restricted shares presented in the table below will only vest subject to the executive’s continued employment through the applicable vesting date.

		Stock Awards
		Time-Based Awards			Performance-Based Awards
Name	Grant Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(7)
Bruce D. Wardinski	January 2, 2020	220,960	(2)	1,270,520	—	—
	September 19, 2019	31,672	(3)	182,114	—	—
	January 2, 2019	83,334	(3)	479,171	—	—
	January 2, 2018	43,077	(4)	247,693	—	—
	May 16, 2017	195,000	(6)	1,121,250	—	—
Ryan Hymel	January 2, 2020	75,758	(2)	435,609	—	—
	September 19, 2019	11,402	(3)	65,562	—	—
	January 2, 2019	30,000	(3)	172,500	—	—
	November 1, 2018	26,667	(5)	153,335	—	—
	January 2, 2018	11,748	(4)	67,551	—	—
	May 16, 2017	18,750	(6)	107,813	—	—
Alexander Stadlin	January 2, 2020	63,131	(2)	363,003	—	—
	September 19, 2019	12,669	(3)	72,847	—	—
	January 2, 2019	33,334	(3)	191,671	—	—
	January 2, 2018	19,580	(4)	112,585	—	—
	May 16, 2017	116,250	(6)	668,438	—	—
Kevin Froemming	January 2, 2020	66,288	(2)	381,156	—	—
	September 19, 2019	9,502	(3)	54,637	—	—
	January 2, 2019	25,000	(3)	143,750	—	—
	January 2, 2018	11,748	(4)	67,551	—	—
	May 16, 2017	67,500	(6)	388,125	—	—
Tracy M.J. Colden	January 2, 2020	31,566	(2)	181,505	—	—

(1)	Pursuant to SEC rules, the market value is calculated by multiplying the number of shares by the closing price of our Ordinary Shares ($5.75) at December 31, 2020.
(2)

Represents the number of time-based restricted shares that have not vested from initial award that will vest ratably on January 2 of 2021, 2022 and 2023 for all NEOs except for Mr. Stadlin, whose time-based restricted shares will vest one-third on January 2, 2021 and two-thirds on December 31, 2021.

(3)

Represents the remaining two-thirds of time-based restricted shares that have not vested from initial award that will vest ratably on January 2 of 2021 and 2022 for all NEOs except for Mr. Stadlin, whose remaining two-thirds of time-based restricted shares will vest one-third on January 2, 2021 and one-third on December 31, 2021.

(4)	Represents the remaining one-third of time-based restricted shares that have not vested from initial award that vested on January 2, 2021.
(5)	Represents the remaining one-third of time-based restricted shares that have not vested from initial award that will vest on November 1, 2021.
(6)

Represents the remaining time-based restricted shares that have not vested from initial award that will vest 25% on May 16, 2021 and 50% on May 16, 2022 for all for all NEOs except for Mr. Stadlin, whose remaining 50% of time-based restricted shares will vest on December 31, 2021.

(7)

In October 2020, all NEOs voluntarily waived and forfeited all outstanding performance-based restricted share awards which had been granted on January 2, 2018, January 2, 2019, September 19, 2019 and January 2, 2020, such that there were no performance-based restricted shares outstanding as of December 31, 2020.

Option Exercises and Stock Vested

The following table presents the number of Ordinary Shares that were acquired upon vesting of restricted share awards and the related value realized by each of our NEOs during the year ended December 31, 2020:

	Stock Awards
Name	Number of Shares Acquired on Vesting of Restricted Share Awards (#)	Value of Shares Acquired on Vesting of Restricted Share Awards(1) ($)
Bruce D. Wardinski	307,239	1,599,104
Ryan Hymel	75,189	402,514
Alexander Stadlin	101,795	486,374
Kevin Froemming	63,777	317,370
Tracy M.J. Colden	*	*

(1)	Based on the closing market price per Ordinary Share on the vesting date.
*	Ms. Colden was appointed General Counsel effective January 1, 2020 and did not acquire any Ordinary Shares upon vesting of restricted stock awards during the year ended December 31, 2020.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and applicable employment agreements, calculated as if a termination of employment had occurred on December 31, 2020.

Name	Qualifying Termination(1)	Change in Control(2)	Death or Disability(3)	Retirement/ Resignation(4)
Bruce D. Wardinski
Cash severance	$1,500,000	$2,242,500	$—	$—
Equity awards(5)	907,771	3,300,748	2,029,021	—
Continuation of benefits	36,000	36,000	18,000	3,000

Total	$2,443,771	$5,579,248	$2,047,021	$3,000
Ryan Hymel
Cash severance	$425,000	$850,000	$—	$—
Equity awards(5)	458,513	1,002,370	566,326	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$901,513	$1,870,370	$584,326	$—
Alexander Stadlin
Cash severance	$550,000	$1,100,000	$—	$—
Equity awards(5)	376,620	1,408,544	1,045,057	—
Continuation of benefits	18,000	18,000	18,000

Total	$944,620	$2,526,544	$1,063,057	$—
Kevin Froemming
Cash severance	$445,000	$890,000	$—	$—
Equity awards(5)	265,575	1,035,219	653,700	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$728,575	$1,943,219	$671,700	$—
Tracy M.J. Colden
Cash severance	$375,000	$750,000	$—	$—
Equity awards(5)	—	181,505	—	—
Continuation of benefits	18,000	18,000	18,000	—

Total	$393,000	$949,505	$18,000	$—

(1)

Upon the termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the NEO’s respective employment agreement, the NEOs are generally entitled to cash severance comprising (i) an aggregate amount equal to the NEO’s base salary (two times base salary in the case of Mr. Wardinski), paid in 12 equal monthly installments (24 installments in the case of Mr. Wardinksi), (ii) additional monthly payments equal to $1,500 for a period of twelve months for the purpose of covering health insurance (24 months in the case of Mr. Wardinski), and (iii) a pro rata share of the NEO’s discretionary annual bonus relating to the year in which employment ends. The amount reported as cash severance in the table above does not include any pro rata annual bonus payments, as such payments were fully earned as of December 31, 2020 and are not considered to be accelerated upon termination. The amounts of the annual bonus are disclosed in the Bonus column of the Summary Compensation Table. In addition, pursuant to the terms of the 2017 Plan, upon termination of the NEO’s employment without “Cause” or resignation by the NEO for “Good Reason,” as those terms are defined in the applicable award agreements, then time-based restricted shares granted at least one-year prior to the termination date will vest as of the date of termination pro rata based on the number of days of service completed by the NEO during the vesting period, with the exception of the remaining unvested time-based restricted shares granted on May 16, 2017 which would be forfeited as of the date of termination. There were no performance-based restricted shares outstanding as of December 31, 2020.
(2)

Pursuant to their employment agreements, if our NEOs are terminated without “Cause” or resign for “Good Reason” within two years following a “Change in Control,” as those terms are defined in the employments agreements, each NEO is generally entitled to the same cash severance and benefit payments described in Footnote 1, except that the cash severance amount equal to the NEO’s base salary would be an amount equal to 2.99 times base salary for Mr. Wardinski and 2.0 times base salary for the other NEOs. The amounts shown for cash severance assume a qualifying termination in connection with a Change in Control as of December 31, 2020. Assuming a termination date of December 31, 2020, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Bonus column of the Summary Compensation Table. In addition, pursuant to the 2017 Plan, in the event that outstanding equity awards are not assumed by the surviving entity in connection with a Change in Control, all unvested restricted shares will be fully vested. The amounts shown in this column assume that the outstanding time-based restricted share awards are not assumed in the transaction and therefore are accelerated pursuant to the provisions of the 2017 Plan and the applicable award agreement. There were no performance-based restricted shares outstanding as of December 31, 2020.

(3)

Pursuant to their employment agreements, in the event of an NEO’s death or if the NEO’s employment terminates as a result of “Disability,” as such term is defined in the employment agreements, then the NEO or his or her estate, as applicable, is entitled to (i) a payment of any unpaid portion of base salary, (ii) a pro rata share of the discretionary annual incentive bonus (at no less than target in the event of death) and (iii) additional monthly payments equal to $1,500 for a period of 12 months for the purpose of covering health insurance, subject to cessation in the event of Disability if the executive becomes eligible to obtain insurance coverage from another group insurance plan. Assuming a termination date of December 31, 2020, payment of the annual bonus would not be considered accelerated, and the actual amount paid is disclosed in the Bonus column of the Summary Compensation Table. Pursuant to the terms of the 2017 Plan, upon termination of the NEO’s employment for death or Disability, then time-based restricted shares granted at least one-year prior to the termination date will vest pro rata as of the date of termination based on the number of days of service completed by the NEO during the vesting period, with the exception of the May 16, 2017 time-based restricted share awards which will vest 100% on the termination date. There were no performance-based restricted shares outstanding as of December 31, 2020.

(4)

Upon retirement or resignation without “Good Reason,” the NEOs are not entitled to any severance benefits pursuant to their employment agreements or the 2017 Plan, except that Mr. Wardinski would be entitled to an amount equal to $3,000 in the event that he terminates his employment agreement without “Good Reason.”

(5)	Stock values were calculated at $5.75 per share, the closing market price per Ordinary Share at December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sub-lease Agreement

Our subsidiary, Playa Management USA, LLC (“Playa USA”) entered into a sub-lease agreement with Barceló Crestline, an affiliate of our Predecessor’s prior parent, dated as of February 15, 2012, for office space in Fairfax, Virginia. The sub-lease agreement was assigned by Barceló Crestline to Crestline Hotels on July 18, 2013. Crestline Hotels leases the office space from an entity that is owned by Bruce D. Wardinski, our Chairman and Chief Executive Officer. The sub-lease agreement was further assigned by Playa USA to Playa Management on April 1, 2014. The sub-lease consideration is based on the number of rentable square feet occupied by Playa Management relative to the total number of square feet under the lease agreement, as well as Playa Management’s allocable share of operating costs, such as utility costs and common area costs. As of December 31, 2020 Playa Management sub-leased approximately 11,000 square feet of office space and the annualized amount payable by it was approximately $1.0 million, which includes amounts related to certain shared administrative functions, such as mailroom and certain leasehold improvements. Of this amount, approximately $0.5 million is payable annually to the entity owned by our Chairman and Chief Executive Officer.

Hyatt Agreements

Hyatt Subscription Agreement

On July 15, 2013, our Predecessor entered into a subscription agreement with HI Holdings, a wholly-owned subsidiary of Hyatt (the “Hyatt Subscription Agreement”). Pursuant to the Hyatt Subscription Agreement, HI Holdings purchased from our Predecessor 14,285,714 Ordinary Shares at a purchase price of $7.00 per share, for an aggregate purchase price of $100,000,000, and 26,785,714 preferred shares, at a purchase price of $8.40 per share, for an aggregate purchase price of $225,000,000.

We agreed under the Hyatt Subscription Agreement to indemnify HI Holdings for any breaches of our representations, warranties and agreements in the Hyatt Subscription Agreement, which indemnity is generally subject to (i) a deductible of $10 million and (ii) a cap of $50 million (other than for breaches of Company Fundamental Representations (as defined in the Hyatt Subscription Agreement, including representations regarding valid issuance of our Ordinary Shares and preferred shares, our organization, our capitalization and due authorization of the transactions), for which our indemnification liability is capped at $325 million). The representations and warranties we made and our related indemnification obligations survive for varying periods from the closing date of the transactions contemplated in the Hyatt Subscription Agreement. Most of these representations have expired, but others are still in force (e.g., certain tax representations survive until the expiration of the applicable statute of limitations, and certain representations as to title of property survive indefinitely). In addition, we have agreed under the Hyatt Subscription Agreement to indemnify HI Holdings for:

•

losses arising from the lack of operating licenses and noncompliance with certain environmental regulations at certain of our resorts in the Dominican Republic (subject to a deductible of $500,000 and the $50 million cap described above);

•

losses suffered by HI Holdings resulting from, based upon or related to, in whole or in part, any failure of us or certain of our subsidiaries or any other person that is or has been affiliated with us to (x) timely pay or reserve, or cause to be paid or reserved, all taxes required to be paid or reserved for by any of them in relation to activities, arrangements and transactions undertaken prior to August 9, 2013 to sell, market, promote or otherwise offer hotel rooms owned by us or certain of our subsidiaries (or any other person that is or has been affiliated with us) and (y) accurately prepare and timely file, or cause to be accurately prepared and timely filed, with the appropriate taxing authorities all required tax returns related thereto (subject to a cap of $20 million);

•	losses arising from or based upon any untrue statement or alleged untrue statement of a material fact (except to the extent based on information supplied by HI Holdings) contained in the offering memorandum for our Senior Notes due 2020, any amendment or supplement thereto, or in any materials or information provided to investors in the offering of our Senior Notes due 2020 by, or with the approval of, us in connection with the marketing of our Senior Notes due 2020 (which indemnity will not be subject to any of the deductible and cap limitations referred to above); and

•

losses arising from our obligation to indemnify our prior parent for certain transaction-related taxes (which indemnity will not be subject to any of the deductible and cap limitations referred to above and which will be proportionally adjusted to HI Holdings’ percentage ownership of our Ordinary Shares).

Any indemnity liability owed by us to HI Holdings under the Hyatt Subscription Agreement shall be payable, at our election, in immediately available funds and/or (so long as the Fair Market Value of our Ordinary Shares exceeds $3.50 per share (as adjusted for share splits, combinations and other similar events relating to the Ordinary Shares)) in additional Ordinary Shares. “Fair Market Value” shall be the amount agreed by us and HI Holdings or, if no agreement is reached within 15 days of our election to pay in shares, determined by valuation experts appointed by the parties in accordance with a specified timetable.

The Hyatt Subscription Agreement is governed by Dutch law, with any disputes arising thereunder subject to binding arbitration in accordance with the rules of the Netherlands Arbitration Institute.

Hyatt Resort Agreements

Each of our subsidiaries that is an owner of an all-inclusive resort operating under one or both of the Hyatt Ziva or Hyatt Zilara brands (the “Hyatt All-Inclusive Resort Brands”) has signed a franchise agreement and related services agreements with Hyatt governing the operation of that resort. We manage all of those resorts under a management agreement with each of Playa and any third party owner for whom Playa serves as hotel operator (each a “Resort Owner”).

Under the Hyatt franchise agreement, Hyatt grants the Resort Owner the right, and the Resort Owner undertakes the obligation, to use Hyatt’s hotel system and system standards to build or convert and operate the resort. Each franchise agreement has a 15-year term from the resort’s opening date and Hyatt has two options to extend the term for an additional term of five years each, or 10 years in the aggregate. Hyatt provides initial and ongoing training and guidance, marketing assistance, and other assistance to the Resort Owner (and us as the resort’s manager) in connection with the resort’s development and operation. As part of this assistance, Hyatt reviews and approves the initial design and related elements of the resort. Hyatt also arranges for the provision of certain mandatory services, as well as (at the Resort Owner’s option) certain non-mandatory services, relating to such resort’s development and operation. In return, the Resort Owner agrees to operate the resort according to Hyatt’s operating procedures and its brand, quality assurance and other standards and specifications. This includes complying with Hyatt’s requirements relating to the central reservation system, global distribution systems and alternative distribution systems.

While our Predecessor did not pay any application fees for our Predecessor’s existing Hyatt All-Inclusive Resort Brand resorts, the Resort Owners (including us) for any new Hyatt All-Inclusive Resort Brand resorts will be required to pay an application fee to Hyatt. The Resort Owners also pay Hyatt an ongoing franchise fee for all Hyatt All-Inclusive Resort Brand resorts.

Subject to its obligations under the Hyatt Strategic Alliance Agreement, Hyatt is free to develop or license other all-inclusive resorts Mexico, Costa Rica, the Dominican Republic, Jamaica and Panama (the “Market Area”), even under the Hyatt All-Inclusive Resort Brands. Additionally, outside of the Market Area, Hyatt is free to develop or license other all-inclusive resorts under the Hyatt All-Inclusive Resort Brands and other Hyatt brands at any time. Similarly, subject to our obligations under the Hyatt Strategic Alliance Agreement, we are allowed to operate any all-inclusive resort under a Playa-Developed Brand, such as the Panama Jack brand, under the Hyatt franchise agreements, provided that we implement strict informational and operational barriers between our operations with respect to the Playa-Developed Brand and our operations with respect to the Hyatt All-Inclusive Resort Brands. Under the Hyatt franchise agreements, if any Brand Owner (as defined below) or Restricted Brand Company acquires any ownership interest in us, we are required to implement strict informational and operational barriers between our operations with respect to such brand and our operations with respect to the Hyatt All-Inclusive Resort Brands. Such information and operational barriers generally include restrictions on sharing of any Hyatt-related confidential or propriety information with or participation of certain personnel employed by us in the strategic direction or operations of any hotel owned by a Brand Owner or a Restricted Brand Company.

If we violate the aforementioned restrictions in the Hyatt franchise agreements, Hyatt may terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt.

A “Playa-Developed Brand” is a hotel concept or brand for all-inclusive resorts developed or acquired by us, of which we are the franchisor, licensor or owner, or for which we are the exclusive manager or operator, which brand is an upper upscale or higher standard, but does not include any existing hotel concept or brand that was owned by our Predecessor prior to September 1, 2016.

A “Restricted Brand” means any hotel concept or brand for all-inclusive hotels or resorts that is owned by or exclusively licensed to a Restricted Brand Company.

A “Restricted Brand Company” means each of Marriott International, Hilton Worldwide Inc., Starwood Hotels & Resorts Worldwide, Inc., InterContinental Hotels Group, Accor Hotels Worldwide or any of their respective affiliates or successors.

Pursuant to the Hyatt franchise agreements and our Articles of Association, subject to certain exceptions, (a) a Brand Owner is prohibited from acquiring our shares such that the Brand Owner (together with its affiliates) acquires beneficial ownership in excess of 15% of our outstanding shares, and (b) a Restricted Brand Company is prohibited from acquiring our shares such that the Restricted Brand Company (together with its affiliates) acquires beneficial ownership in excess of 5% of our outstanding shares. Upon becoming aware of either share cap being exceeded, we will send a notice to such shareholder informing such shareholder of a violation of this provision and granting the shareholder two weeks to dispose of such excess shares to an unaffiliated third party. Such notice will immediately trigger the transfer obligation and suspend the right to attend our general meeting and voting rights (together, “Shareholder Rights”) of the shares exceeding the cap of the shares exceeding the share cap. If such excess shares are not disposed by such time, (i) the Shareholder Rights on all shares held by the shareholder exceeding the share cap will be suspended until the transfer obligations have been complied with and (ii) we will be irrevocably authorized under our Articles of Association to transfer excess shares to a foundation until sold to a third party. Our franchise agreements provide that if the excess shares are not transferred to a foundation or an unaffiliated third party within 30 days following the earlier of the date on which a public filing is made with respect to either share cap being exceeded and the date our becomes aware of either share cap being exceeded as provided in the Hyatt franchise agreements, Hyatt will have the right to terminate all (but not less than all) of its franchise agreements with us, provided that Hyatt delivers a termination notice to our within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt. A “Brand Owner” is any entity that (a) is a franchisor, licensor or owner of a Competing Brand (as defined below) or manages or otherwise operates hotels exclusively for the franchisor, licensor or owner of a Competing Brand (a “Brand Company”), (b) has an affiliate that is a Brand Company or (c) has a direct or indirect owner that is a Brand Company. A “Competing Brand” is a hotel concept or brand for all-inclusive hotels or resorts that has at least 12 hotels operating under that concept’s or brand’s trade name(s) anywhere in the world and that directly competes with any Hyatt All-Inclusive Resort Brand resort. The restriction on ownership by a Brand Owner will apply during the terms of our Hyatt franchise agreements and the restrictions on ownership by a Restricted Brand Company will apply until we have less than three franchise agreements in effect for the operation of Hyatt All-Inclusive Resort Brand resorts and Hyatt owns less than 15% (on a fully-diluted, as-converted basis) of our Ordinary Shares, after which point the restriction on ownership by a Brand Owner will apply to that Restricted Brand Company (if it is a Brand Owner). The beneficial ownership in the aforementioned restrictions is determined under Rule 13d-3 promulgated under the Exchange Act.

Hyatt may also terminate all (but not less than all) of the Hyatt franchise agreements, provided that Hyatt delivers a termination notice to us within 180 days as specified in the franchise agreement, and we will be subject to liquidated damage payments to Hyatt if either (i) the Hyatt franchise agreements for three or more Hyatt All-Inclusive Resort Brand resorts have been terminated, or (ii) the Hyatt franchise agreements for 50% or more of the Hyatt All-Inclusive Resort Brand resorts (rounded up to the nearest whole number) have been terminated.

The Hyatt franchise agreements require us to pay liquidated damages to Hyatt if a franchise agreement is terminated under certain circumstances. The liquidated damages will be calculated in accordance with the various formulas set forth in a franchise agreement depending on the circumstances under which such franchise agreement is terminated. Further, the amount of liquidated damages will be increased if a franchise agreement is terminated due to the breach of the aforementioned restrictions on our activities and limits on the beneficial ownership of our Ordinary Shares.

In addition to the Hyatt franchise agreement, each Resort Owner has signed the following other agreements with Hyatt pertaining to the development and operation of the applicable Hyatt All-Inclusive Resort Brand resort:

•

Under the trademark sublicense agreement, Hyatt grants a sublicense to the Resort Owner to use the Hyatt All-Inclusive Resort Brands and other proprietary marks, copyrighted materials, and know-how in the development and operation of the resort. The Resort Owner (and us as the resort’s manager) must follow the rules and standards that Hyatt periodically specifies pertaining to the use and protection of its intellectual property. The Resort Owner pays Hyatt’s sublicensing fees.

•

Under the World of Hyatt frequent stayer program agreement, Hyatt LACSA Services, Inc. (“Hyatt LACSA”) provides the Resort Owner with various services related to the World of Hyatt guest loyalty program (and its successor program) and the provision of preferences to the frequent guests of the Hyatt resorts. Participation in the program includes the agreement of each Resort Owner to allow the World of Hyatt guest loyalty program members to earn points in connection with stays at the resort and redeem the points at the resort. Hyatt LACSA also provides the Resort Owner with program services relating to various frequent flyer programs that various airlines operate. Participation in the program includes allowing members of the airline programs to earn miles in connection with their qualified stays at the resort and redeem miles at the resort. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services and Hyatt LACSA (or its affiliates) pays the Resort Owner a per-formula share of the revenue from stays by World of Hyatt guest loyalty program members who use points to pay for their hotel accommodations.

•

Under the chain marketing services agreement, Hyatt LACSA provides (or causes to be provided) various marketing services to the Resort Owner, including business leads, convention sales services, business sales service and sales promotion services (including the maintenance and staffing of Hyatt’s home office sales force and regional sales offices in various parts of the world), publicity, marketing to targeted, highly-valued frequent travelers via various methods of communication, arrangement of surveys designed to better understand motivation, satisfaction and needs of hotel guests, public relations, and all other group benefits, services and facilities, to the extent appropriate and caused to be furnished to other relevant participating hotels and resorts. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

•	Under the reservations agreement, Hyatt LACSA provides electronic and voice reservation services through the use of the following reservation methods and technologies: (a) telephone reservations arranged through the international reservation centers located, from time to time, in various locations throughout the world; (b) reservations through the websites of Hyatt LACSA and its affiliates; and (c) reservations through connection to global distribution systems such as Amadeus/System One, Apollo/Galileo, Sabre (Abacus) and Worldspan. The reservations services also include the maintenance of the computers and related equipment and staffing of Hyatt LACSA’s (and its affiliates’) reservation centers located throughout the world and related research and development activities to support such reservation centers. The Resort Owner reimburses Hyatt LACSA (or its affiliates, as applicable) for the resort’s per-formula share of the cost of providing these services.

During the years ended December 31, 2020, 2019, and 2018, we incurred approximately $9.9 million, $17.4 million and $16.7 million, respectively, in fees pursuant to the Hyatt Resort Agreements.

The Hyatt Strategic Alliance Agreement

Playa has entered into the Hyatt Strategic Alliance Agreement with Hyatt pursuant to which we and Hyatt have provided each other a right of first offer with respect to any proposed offer or arrangement to acquire the rights to own and operate an all-inclusive hotel property at the level of quality and service consistent with the Hyatt All-Inclusive Resort Brands (a “Hyatt All-Inclusive Opportunity”) in the Market Area. If we intend to accept a Hyatt All-Inclusive Opportunity, we must notify Hyatt of such Hyatt All-Inclusive Opportunity and Hyatt has 10 business days to notify us of its decision to either accept or reject this Hyatt All-Inclusive Opportunity. If Hyatt accepts the Hyatt All-Inclusive Opportunity, we must negotiate in good faith with Hyatt the terms of a franchise agreement and related documents for a Hyatt All-Inclusive Resort Brand with respect to such property, provided that we acquire such property on terms acceptable to us within 60 days of offering such opportunity to Hyatt. If Hyatt intends to accept a Hyatt All-Inclusive Opportunity, Hyatt must notify us and we have to notify Hyatt within 10 business days of our decision to either accept or reject this Hyatt All-Inclusive Opportunity. If we accept the Hyatt All-Inclusive Opportunity, Hyatt must negotiate in good faith with us the terms of a management agreement and related documents under which we would manage such Hyatt All-Inclusive Resort Brand resort (subject to a franchise agreement between Hyatt and the affiliate of Hyatt that would own such property), provided that Hyatt acquires such property on terms acceptable to it within 60 days of offering such opportunity to us. If we or Hyatt fail to notify each other of its decision or declines its right of first offer within the aforementioned 10 business day period, or if we or Hyatt determine after good-faith discussions that we cannot reach mutual acceptance of terms under which the development property would be licensed as a Hyatt Ziva or Hyatt Zilara hotel, such right of first offer will expire and we or Hyatt will be able to acquire, develop and operate the property related to such Hyatt All-Inclusive Opportunity free of any restrictions. In addition, if either party is approached by a third party with respect to the management or franchising of an all-inclusive resort in the Market Area, and such third party has not identified a manager or franchisor for the resort, the parties have agreed to notify each other and provide an introduction to the third party for the purposes of negotiating a management agreement or franchise agreement, as the case may be. On February 26, 2018, we and Hyatt extended the term of the Hyatt Strategic Alliance Agreement until on December 31, 2021 unless earlier extended by each party.

Indemnification Agreements

Our Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

Consistent with Dutch law and our Articles of Association, we adopted a code of business conduct and ethics. The code of business conduct and ethics includes a policy requiring that our Board review any transaction a director or executive officer proposes to have with Playa that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, our Board will be obligated to ensure that all such transactions are approved by a majority of our Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of April 2, 2021 by:

•	each person who is an executive officer of our Company;

•	each person who is a non-executive director of our Company;

•	each person who is the beneficial owner of more than 5% of our outstanding Ordinary Shares; and

•	all executive officers and directors of our Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below. Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each director, director nominee, executive officer or beneficial owner of more than 5% of our Ordinary Shares.

The beneficial ownership percentages set forth in the table below do not take into account the potential issuance of up to 2,987,770 Ordinary Shares that may be issued upon the exercise of outstanding warrants, which become exercisable in the event that the price per share underlying the warrants on the NASDAQ is greater than $13.00 for a period of more than 20 days out of 30 consecutive trading days within the five years following March 12, 2017.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. Except as indicated in the table below, to our knowledge, no Ordinary Shares beneficially owned by any of our executive officers or directors have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Playa Hotels & Resorts N.V., Nieuwezijds Voorburgwal 104, 1012 SG Amsterdam, the Netherlands.

Beneficial Ownership
Beneficial Owner	Number of Ordinary Shares with Voting Rights	Percentage of All Ordinary Shares with Voting Rights(1)
Named Executive Officers
Bruce D. Wardinski(2)	3,562,026	2.11%
Ryan Hymel(3)	591,583	*
Alex Stadlin(4)	478,504	*
Kevin Froemming(5)	549,743	*
Tracy M.J. Colden(6)	229,037	*
Non-Executive Directors
Karl Peterson(7)	3,604,033	2.14%
Hal Stanley Jones(8)	73,285	*
Elizabeth Lieberman(8)	48,285	*
Richard B. Fried(8)(9)	40,918	*
Charles Floyd	—	*
Mahmood Khimji(10)	2,000,000	1.19%
Maria Miller	—	*
Leticia Navarro	—	*
5% or greater shareholders:
Cabana Investors B.V.(11)	14,249,787	8.46%
Sagicor Financial Corporation Limited(12)	10,001,000	5.94%
HI Holdings Playa B.V.(13)	12,143,621	7.21%
Playa Four Pack, L.L.C.(14)	745,080	0.44%
Davison Kempner Capital Management LP (15)	14,000,000	8.31%
Morgan Stanley(16)	9,700,328	5.76%
All executive officers and directors as a group (15 persons)(17)	11,633,815	6.91%

*	Less than 1.0%
(1)

Based on 168,460,870 total shares outstanding as of April 2, 2021, which consists of 164,029,575 Ordinary Shares outstanding and 4,431,295 restricted shares granted pursuant to the 2017 Plan. The restricted shares contain voting rights but are restricted from being transferred until their vesting dates.

(2)	Includes 1,152,103 restricted shares that Mr. Wardinski has the ability to vote but is restricted from transferring until their vesting dates.
(3)	Includes 446,899 restricted shares that Mr. Hymel has the ability to vote but is restricted from transferring until their vesting dates.
(4)

Includes 318,954 restricted shares that Mr. Stadlin has the ability to vote but is restricted from transferring until their vesting dates. Mr. Stadlin transitioned from his position as Chief Operating Officer to a new role as Special Advisor to the Chief Executive Officer effective January 1, 2021.

(5)	Includes 422,520 restricted shares that Mr. Froemming has the ability to vote but is restricted from transferring until their vesting dates.
(6)	Includes 213,704 restricted shares that Ms. Colden has the ability to vote but is restricted from transferring until their vesting dates.
(7)	Shares are held through Peterson Capital Partners, LP.
(8)	Includes 13,761 restricted shares that the director has the ability to vote but is restricted from transferring until their vesting dates.
(9)	Does not include any Ordinary Shares Mr. Fried may be deemed to hold indirectly through Cabana Investors B.V. or Playa Four Pack, L.L.C. See footnotes 11 and 14 below.

(10)

Shares are held through KGT Investments, LLC, a limited liability company of which the Mr. Khimji is the sole manager. All 2,000,000 shares are pledged by Mr. Khimji as collateral for a general-purpose, secured line of credit. See “Hedging and Pledging of Company Securities”.

(11)

The sole owner of Cabana Investors B.V. is Coöperatieve Cabana U.A. The indirect owners of Coöperatieve Cabana U.A. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P. and Farallon Capital Offshore Investors II, L.P. (collectively, the “Cabana Farallon Funds”). Farallon Partners, L.L.C. (“FP”) is the general partner of each of the Cabana Farallon Funds and may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Cabana Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of Andrew J. M. Spokes, Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William S. Seybold, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”) may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Cabana Farallon Funds. Each of FP and the Farallon Managing Members disclaims beneficial ownership of the Ordinary Shares held by Cabana Investors B.V. All of the entities and individuals identified in this footnote disclaim group attribution. Cabana Investors B.V.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(12)

Based on Schedule 13D/As filed with the SEC on January 13, 2021 and January 20, 2021. Sagicor Financial Corporation Limited, the holder of the Ordinary Shares, is a direct, wholly-owned subsidiary of Sagicor Financial Company Ltd., and shares voting and dispositive power over the Ordinary Shares with Sagicor Financial Company Ltd. The address of Sagicor Financial Corporation Limited and Sagicor Financial Company Ltd. is Cecil F De Caires Building, Wildey, St. Michael, Barbados, BB15096

(13)

HI Holdings is an indirect wholly-owned subsidiary of Hyatt. Hyatt and each of AIC Holding Co., Hyatt International Corporation and Hyatt International Holdings Co., each a direct or indirect wholly-owned subsidiary of Hyatt, may be deemed to beneficially own Ordinary Shares to be held by HI Holdings Playa. The address of HI Holdings is 71 South Wacker Drive, 12th Floor, Chicago, IL, 60606.

(14)

The members of Playa Four Pack, L.L.C. are Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners III, L.P. (collectively, the “Four Pack Farallon Funds”). FP is the general partner of each of the Four Pack Farallon Funds and may be deemed to beneficially own the Ordinary Shares owned by each of the Four Pack Farallon Funds. As managing members of FP with the power to exercise investment discretion, each of the Farallon Managing Members may be deemed to beneficially own the Ordinary Shares indirectly owned by each of the Four Pack Farallon Funds. Each of FP and the Farallon Managing Members disclaims beneficial ownership of the Ordinary Shares held by Playa Four Pack, L.L.C. All of the entities and individuals identified in this footnote disclaim group attribution. Playa Four Pack, L.L.C.’s address is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(15)

Based on a Schedule 13G filed with the SEC on January 21, 2021, Davidson Kempner Capital Management LP (“DKCM”) is an investment manager to each of M. H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., Davidson Kempner International, Ltd., Davidson Kempner Distressed Opportunities Fund LP, Davidson Kempner Distressed Opportunities International Ltd. and DKLDO V Trading Subsidiary LP (collectively, the “Davidson Kempner Funds”), either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund, and has shared voting and dispositive power over the Ordinary Shares owned by the Davidson Kempner funds. DKCM GP LLC is the general partner of DKCM, and the managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Mr. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by the Davidson Kempner Funds. The address of DKCM is 520 Madison Avenue, 30th Floor, New York, New York 10022.

(16)

Based on a Schedule 13G/A filed with the SEC on February 12, 2021. Morgan Stanley has shared voting power over 9,663,477 Ordinary Shares and shared dispositive power over 9,700,328 Ordinary Shares. The address of Morgan Stanley is 1585 Broadway New York, NY 10036

(17)	Includes 3,021,808 restricted shares that have the ability to vote but are restricted from being transferred until their vesting dates.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers and more than 10% shareholders to file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. Based on a review of the copies of such reports furnished to us, we believe that, during 2020, all transactions were timely filed except for one Form 3 and subsequent Form 4 that were filed late for Ms. Colden, and one Form 4 that was filed late for Mr. Hymel. Both delays in filing were due to administrative error through no fault of the reporting person, including a delay in timely obtaining SEC filing codes in the case of Ms. Colden.

Communications with Directors; Website Access to Our Corporate Documents

Shareholders or other interested parties can contact any director or committee of the Board by directing correspondence to Tracy M.J. Colden, Secretary, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida 33323, the United States of America. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

Our Internet address is www.playaresorts.com. Our Code of Conduct and the charters of the Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department.

We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. We also file the Annual Accounts and our Dutch Statutory Annual Reports with the Dutch trade registry.

These reports are available free of charge through our website as soon as reasonably practicable after they are filed with the respective agency. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC.

OTHER PROXY MATTERS

Information About Our 2022 Annual General Meeting: Shareholder Proposals and Shareholder Access

Because the Company is a Dutch public limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and time frames apply if shareholders wish to submit a proposal for consideration by Playa shareholders at the 2022 annual general meeting of shareholders. Under Dutch law and the Company’s Articles of Association, if a shareholder is interested in submitting a proposed agenda item or a proposed resolution within the authority of shareholders to be presented at the 2022 annual general meeting of shareholders, the shareholder must fulfill the requirements set forth in Dutch law and the Company’s Articles of Association, including satisfying both of the following criteria:

•

the Company must receive the proposed agenda item (supported by reasons) or proposed resolution in writing or by electronic means no later than 60 days before the date of the 2022 annual general meeting of shareholders (which date has not yet been declared by the Board); and

•	the number of shares held by the shareholder, or group of shareholders, submitting the proposed agenda item or proposed resolution represent at least 3% of the Company’s issued share capital.

Under the Dutch Corporate Governance Code, if shareholders intend to request that an item be put on the agenda as described above that may result in a change in the Company’s strategy, for example as a result of the dismissal of one or several Board members, the Board should be given the opportunity to invoke a reasonable period of up to 180 days during which to respond to such request. If invoked, the Board should use the response time for further deliberation and constructive consultation, in any event with the relevant shareholder(s) requesting the agenda item, and the Board should explore the alternatives. At the end of the response time, the Board should report on this consultation and the exploration to the shareholders meeting. A response time may be stipulated only once for any given shareholders meeting and should not apply to an item in respect of which the response time had been previously stipulated, or to meetings where a shareholder holds at least 75% of the issued capital as a consequence of a successful public bid.

Consistent with established Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination proposed by the Board. The proposed candidate specified in a binding nomination shall be appointed provided that the requisite quorum is represented in person or by proxy at the general meeting, unless the nomination is overruled by the general meeting voting against the appointment of the candidate by a resolution adopted with at least a simple majority of the votes cast, provided that such votes represent more than 50% of the Company’s issued share capital.

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposed agenda item or a proposed resolution within the authority of shareholders included in the Company’s proxy statement for the 2022 annual general meeting of shareholders, then in addition to the above requirements, the shareholder also needs to follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at our 2022 annual general meeting of shareholders pursuant to Rule 14a-8, your proposal must be received by us no later than [●], 2021, and must otherwise comply with the requirements of Rule 14a-8 and Dutch law in order to be considered for inclusion in the 2021 proxy statement and proxy.

Any proposed agenda item or proposed resolution within the authority of shareholders under the Company’s Articles of Association or pursuant to Rule 14a-8 for our 2022 annual general meeting of shareholders should be sent to our registered office in the Netherlands at the following address:

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

The Right of Shareholders to Request a Shareholder Meeting

Under Dutch law and the Company’s Articles of Association, shareholder meetings can be convened at the request of shareholders with due observance of article 2:110 of the Dutch Civil Code, which is the article that addresses this subject under Dutch law. That provision of Dutch law provides that only one or more shareholders representing at least ten percent (10%) of the issued share capital may make a request to the Board to convene a meeting within six weeks and also provides a procedure to approach the Dutch court in preliminary relief proceedings in Amsterdam, if the Board fails to call such a meeting. The provisions under the Dutch Corporate Governance Code relating to invoking a response time, as described above, apply mutatis mutandis if shareholders request the convening of a shareholders meeting.

Shareholders Sharing the Same Address

The Company is sending only one copy of its proxy statement to shareholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householded mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Tracy M.J. Colden, Secretary, Playa Hotels & Resorts N.V., 1560 Sawgrass Corporate Parkway, Suite 310, Fort Lauderdale, Florida, 33323 or by phone at 1-866-540-7095. You may also contact the Company if you received multiple copies of the annual general meeting materials and would prefer to receive a single copy in the future.

Other Matters

The Dutch Civil Code does not permit any business to be voted on at the AGM other than that stated in the notice of meeting unless the matter is unanimously approved by all votes cast and all issued shares are represented in person or by proxy the AGM.

PLAYA HOTELS & RESORTS N.V.

Nieuwezijds Voorburgwal 104

1012 SG Amsterdam, the Netherlands

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:59 a.m. Central European Summer Time on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:59 a.m. Central European Summer Time on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 so that it is received by 5:59 a.m. Central European Summer Time on May 12, 2021.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E69081-P19476	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAYA HOTELS & RESORTS N.V.
The Board of Directors recommends you vote “FOR” each of the directors listed in proposal 1, “FOR” proposals 2, 3, 4, 5, 6, 7, 8a, 8b and “EVERY YEAR” for proposal 9.
		For	Against	Abstain
1.	Appointment of the following nine directors, each for a term ending immediately after the next annual general meeting of shareholders:					For	Against	Abstain

	1a. Bruce D. Wardinski	☐	☐	☐	3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2021	☐	☐	☐

	1b. Charles Floyd	☐	☐	☐	4. Instruction to Deloitte Accountants B.V. for the audit of the Company’s Dutch Statutory Annual Accounts for the fiscal year ending December 31, 2021	☐	☐	☐

	1c. Richard B. Fried	☐	☐	☐	5. A non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Pay”);	☐	☐	☐

	1d. Hal Stanley Jones	☐	☐	☐	6. Discharge of the Company’s directors from liability with respect to the performance of their duties during the fiscal year ended December 31, 2020	☐	☐	☐

	1e. Mahmood Khimji	☐	☐	☐	7. Authorization of the Board to acquire shares (and depository receipts for shares) in the capital of the Company	☐	☐	☐

	1f. Elizabeth Lieberman	☐	☐	☐

8a.   Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for 10% of the Company’s issued share capital

						☐	☐	☐

	1g. Maria Miller	☐	☐	☐

8b.  Delegation to the Board of the authority to issue shares and grant rights to subscribe for shares in the capital of the Company and to limit or exclude pre-emptive rights for an additional 10% of the Company’s issued share capital

						☐	☐	☐

	1h. Leticia Navarro	☐	☐	☐		Every Year	Every Two Years	Every Three Years	Abstain

	1i. Karl Peterson	☐	☐	☐	9. A non-binding, advisory vote to consider the frequency of the shareholders’ non-binding, advisory vote to approve the compensation of the Company’s named executive officers (“Say-on-Frequency”)	☐	☐	☐	☐

2.	Adoption of the Company’s Dutch Statutory Annual Accounts for the fiscal year ended December 31, 2020	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — —

E69082-P19476

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF PLAYA HOTELS & RESORTS N.V.

The undersigned hereby appoints Paul van der Bijl, independent civil law attorney, and Niek de Kort and Daan Hagelstein, independent deputy civil law notaries, working with NautaDutilh N.V., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Playa Hotels & Resorts N.V. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held on May 13, 2021 or any adjournment thereof, with all powers which the undersigned would possess if present at the Annual General Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” EACH OF THE DIRECTORS NOMINATED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4, 5, 6, 7, 8a AND 8b, AND “EVERY YEAR” FOR PROPOSAL 9 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side